Form 10-K, Exhibit 13
period 1996-12-31
FIRST PHILSON FINANCIAL CORP
filed 1997-03-25
CIK 779784

                        FINANCIAL HIGHLIGHTS
                        (Dollars in thousands)
                      1996     1995     1994     1993     1992
                    -------- -------- -------- -------- --------
BALANCE SHEET DATA
--------------------
Total assets        $197,665 $198,918 $191,945 $188,717 $191,600
Total loans          100,654   92,632   89,242   90,340  100,357
Total deposits       173,480  170,858  166,700  164,717  170,346
Stockholders' equity  21,199   19,334   17,783   16,070   14,933

EARNINGS DATA
--------------------
Net interest income    8,070    7,429    7,173    6,967    7,554
Other income             942      887    1,012      953      977
Other expense          5,779    5,789    6,170    6,564    5,728
Net income             2,390    1,943    1,800    1,137      546

PER SHARE DATA
--------------------
Net income              5.49     4.46     4.13     2.61     1.25
Book value             48.67    44.38    40.82    36.89    34.28
Cash dividends
    declared            1.25     0.90     0.20        -        -
Dividend payout
    ratio              22.78    20.17     4.84        -        -

RATIOS
--------------------
Return on average
    assets              1.20%    0.99%    0.93%    0.59%    0.29%
Return on average
    equity             11.76%   10.44%   10.57%    7.29%    3.71%
Average equity to
    average assets     10.25%    9.49%    8.80%    8.12%    7.48%
Net loans to deposits  56.28%   52.53%   51.90%   53.17%   57.27%
