Form 10-K, Exhibit 13
period 1996-12-31
FIRST PHILSON FINANCIAL CORP
filed 1997-03-25
CIK 779784

                 CONSOLIDATED BALANCE SHEET
                   (Dollars in thousands)


                                        December 31,

                                    1996           1995
                                 ----------     ----------
ASSETS
Cash and due from banks          $    8,916      $   6,587
Federal funds sold                    6,500          8,800
Investment securities
  available for sale                    579              -
Investment securities
  held to maturity (market
  value of $78,750 and $88,772)      78,702         88,142
Total loans                         100,654         92,632
Less allowance for loan losses        3,017          2,882
                                 ----------     ----------
    Net loans                        97,637         89,750

Premises and equipment, net           2,393          2,452
Accrued interest receivable           1,707          1,921
Other assets                          1,231          1,266
                                 ----------     ----------

    TOTAL ASSETS                 $  197,665     $  198,918
                                 ==========     ==========

LIABILITIES
Deposits:
  Noninterest-bearing demand     $   20,567     $   20,181
  Interest-bearing demand            25,094         23,657
  Savings                            35,614         35,903
  Money market                       12,193         12,759
  Time                               80,012         78,358
                                 ----------     ----------
    Total deposits                  173,480        170,858

Securities sold under
  agreements to repurchase            1,168          7,362
U. S. Treasury demand notes             845            283
Accrued interest payable                552            590
Other liabilities                       421            491
                                 ----------     ----------
    TOTAL LIABILITIES               176,466        179,584
                                 ----------     ----------

STOCKHOLDERS' EQUITY
Common stock, $10 par value;
  500,000 shares authorized,
  435,600 shares issued and
  outstanding                         4,356          4,356
Capital surplus                       2,354          2,354
Retained earnings                    14,470         12,624
Unrealized gain on securities            19              -
                                 ----------     ----------
    TOTAL STOCKHOLDERS' EQUITY       21,199         19,334
                                 ----------     ----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY       $  197,665     $  198,918
                                 ==========     ==========

See accompanying notes to the consolidated financial statements.


               CONSOLIDATED STATEMENT OF INCOME
       (Dollars in thousands, except per share amounts)


                                  Year Ended December 31,
                                1996       1995      1994
                              --------   --------  --------
INTEREST INCOME
Interest and fees on
  loans                       $  8,667   $  8,249  $  7,664
Interest-bearing
  deposits in other banks            -          6         9
Federal funds sold                 390        730       314
Investment securities:
  Taxable interest               4,340      3,969     3,710
  Tax exempt interest              662        692       683
                              --------   --------  --------
   Total interest income        14,059     13,646    12,380
                              --------   --------  --------
INTEREST EXPENSE
Deposits                         5,853      5,949     5,002
Securities sold under
  agreements to repurchase         108        233       185
Other borrowings                    28         35        20
                              --------   --------  --------
   Total interest expense        5,989      6,217     5,207
                              --------   --------  --------

NET INTEREST INCOME              8,070      7,429     7,173

Provision for loan losses            -          -      (118)
                              --------   --------  --------

NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES       8,070      7,429     7,291
                              --------   --------  --------
OTHER INCOME
Service charges on
  deposit accounts                 555        523       510
Other income                       387        364       502
                              --------   --------  --------
   Total other income              942        887     1,012
                              --------   --------  --------
OTHER EXPENSE
Salaries and employee
  benefits                       3,007      3,044     3,220
Occupancy expense, net             462        311       294
Equipment expense                  502        559       555
Deposit insurance premiums           2        218       424
Recovery from customer's
  fraudulent transactions            -          -      (410)
Other expense                    1,806      1,657     2,087
                              --------   --------  --------
   Total other expense           5,779      5,789     6,170
                              --------   --------  --------
Income before income taxes       3,233      2,527     2,133
Income tax expense                 843        584       333
                              --------   --------  --------
NET INCOME                    $  2,390   $  1,943  $  1,800
                              ========   ========  ========

EARNINGS PER SHARE            $   5.49   $   4.46  $   4.13

WEIGHTED AVERAGE SHARES
  OUTSTANDING                  435,600    435,600   435,600

See accompanying notes to the consolidated financial statements.


  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       (Dollars in thousands, except per share amounts)


                                         Unrealized
                 Common Capital Retained   Gain on
                 Stock  Surplus Earnings Securities   Total
                 ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1993 $4,356 $2,354  $ 9,360  $       -  $16,070
Net income                        1,800               1,800
Cash dividend
($.20 per share)                    (87)                (87)
                 ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1994  4,356  2,354   11,073          -   17,783
Net income                        1,943               1,943
Cash dividends
($.90 per share)                   (392)               (392)
                 ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1995  4,356  2,354   12,624          -   19,334
Net income                        2,390               2,390
Cash dividends
($1.25 per share)                  (544)               (544)
Unrealized gain
 on securities                                  19       19
                 ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1996 $4,356 $2,354  $14,470  $      19  $21,199
                 ====== ======= ======== ========== ========

See accompanying notes to the consolidated financial statements.

            CONSOLIDATED STATEMENT OF CASH FLOWS
                    (Dollars in thousands)


                                   Year Ended December 31,
                                  1996      1995      1994
                                --------  --------  --------
OPERATING ACTIVITIES
Net income                      $ 2,390   $ 1,943   $ 1,800
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Provision for loan losses           -         -      (118)
  Depreciation, amortization
   and accretion, net               315       586       771
  Decrease (increase) in
   accrued interest receivable      214      (197)       (4)
  Increase (decrease) in
   accrued interest payable         (38)      142        46
  Deferred income tax                 5        63        40
  Other, net                       (113)     (193)      (17)
                                --------  --------  --------
    Net cash provided by
     operating activities         2,773     2,344     2,518
                                --------  --------  --------

INVESTING ACTIVITIES
Net decrease in interest-
 bearing deposits in other
 banks                                -       175        85
Proceeds from maturities
 and repayments of investment
 securities held to maturity     27,839    23,328    29,753
Purchase of investment
 securities
  Held to maturity              (18,401)  (24,861)  (31,158)
  Available for sale               (551)        -         -
Net decrease (increase) in
 loans                           (7,897)   (3,304)    1,204
Purchase of premises and
 equipment                         (242)      (52)     (273)
Proceeds from sales of
 other real estate owned             62        20        76
                                --------  --------  --------
    Net cash provided by (used
     for) investing activities      810    (4,694)     (313)
                                --------  --------  --------

FINANCING ACTIVITIES
Net increase in deposits          2,622     4,159     1,982
Increase (decrease) in
 securities sold under
 agreements to repurchase        (6,194)    1,599       199
Increase (decrease) in
 U. S. Treasury demand notes        562      (290)     (685)
Cash dividends paid                (544)     (392)      (87)
                                --------  --------  --------
    Net cash provided by (used
     for) financing activities   (3,554)    5,076     1,409
                                --------  --------  --------
    Increase in cash and cash
     equivalents                     29     2,726     3,614

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR            15,387    12,661     9,047
                                --------  --------  --------
CASH AND CASH EQUIVALENTS
 AT END OF YEAR                 $15,416   $15,387   $12,661
                                ========  ========  ========

See accompanying notes to the consolidated financial statements.


          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
------------------------------------------------------------
    A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

    Nature of Operations and Basis of Presentation
    ----------------------------------------------

    First Philson Financial Corporation (the "Company") is a Delaware corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of First Philson Bank, N.A. (the "Bank"). The Company and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on commercial mortgage, residential real estate, consumer, and commercial loan financing, as well as interest earnings on investment securities and deposit services to its customers. The Bank is a federally chartered national association which provides banking services to Berlin, Pennsylvania, and other surrounding communities of south-central and southwestern Pennsylvania. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

    The consolidated financial statements include the accounts of First Philson Financial Corporation and its subsidiaries, First Philson Bank, N.A. and Laurel Highland Life Insurance Company ("Laurel"). Laurel was dissolved on September 29, 1995. At the time of dissolution, Laurel had net assets of approximately $455,000. All intercompany items have been eliminated in consolidation. The investment in subsidiaries on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term are the allowance for loan losses.

    Investment Securities
    ---------------------

    The Company has classified investment securities into two categories: Held to Maturity and Available for Sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates a level yield and recognized as adjustments of interest income. Certain other securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Equity securities at December 31, 1995, consisted solely of the holdings in shares of the Federal Reserve Bank which is accounted for at cost and was classified as other securities held to maturity. These securities were reclassified as available for sale in 1996.

    Loans
    -----

    Interest on all loans is recognized as interest income on the accrual method. For loans on which interest is 90 days past due, accrual of income is discontinued, and any previously accrued interest is reversed against current income. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

    Allowance for Loan Losses
    -------------------------

    Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the
    Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement No. 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. The adoption of these statements did not have a material effect on the Company's financial position or results of operations.

    Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate by loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
    (Continued)
------------------------------------------------------------

    these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

    Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

    The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

    Premises and Equipment
    ----------------------

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

    Employee Benefit Plans
    ----------------------

    Employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the Bank. Contributions to the employee savings plans are made at the discretion of the Board of Directors.

    Income Taxes
    ------------

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

    Earnings Per Share
    ------------------

    Earnings per share computations are based upon the weighted number of shares outstanding which was 435,600 for all reported periods.

    Cash Flow Information
    ---------------------

    The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions
    Cash and due from banks and Federal funds sold. Cash payments for interest in 1996, 1995, and 1994 were $6,027,000, $6,075,000, and $5,161,000, respectively.
    Cash payments for income taxes in 1996, 1995, and 1994 were $815,000, $405,000, and $388,000, respectively.

    Reclassification of Comparative Amounts
    ---------------------------------------

    Certain comparative amounts for prior years have been reclassified to conform to current year presentations.
    Such reclassifications did not effect net income.

2.  INVESTMENT SECURITIES
------------------------------------------------------------
    The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows (dollars in thousands):

                                     1996
                   -----------------------------------------
                               Gross      Gross    Estimated
                   Amortized Unrealized Unrealized   Market
                      Cost     Gains      Losses     Value
                   --------- ---------- ---------- ---------
    AVAILABLE FOR
     SALE
    Equity
     securities    $    551  $      30  $      (2) $    579
                   --------- ---------- ---------- ---------
      Total        $    551  $      30  $      (2) $    579
                   ========= ========== ========== =========

                                     1996
                   -----------------------------------------
                               Gross      Gross    Estimated
                   Amortized Unrealized Unrealized   Market
                      Cost     Gains      Losses     Value
                   --------- ---------- ---------- ---------
    HELD TO
     MATURITY
    U. S. Treasury
     securities    $ 11,987  $       4  $     (62) $ 11,929
    U. S.
     Government
     agency
     securities      38,961        149       (280)   38,830
    Obligations
     of states and
     political
     subdivisions    12,214        186        (14)   12,386
    Corporate notes  14,664         44        (24)   14,684
    Mortgage-backed
     securities         876         45          -       921
                   --------- ---------- ---------- ---------
      Total        $ 78,702  $     428  $    (380) $ 78,750
                   ========= ========== ========== =========

                                     1995
                   -----------------------------------------
                               Gross      Gross    Estimated
                   Amortized Unrealized Unrealized   Market
                      Cost     Gains      Losses     Value
                   --------- ---------- ---------- ---------
    HELD TO
     MATURITY
    U. S. Treasury
     securities    $ 12,072  $      53  $     (24) $ 12,101
    U. S.
     Government
     agency
     securities      43,299        355       (210)   43,444
    Obligations
     of states and
     political
     subdivisions    11,018        260        (16)   11,262
    Corporate notes  20,777        163        (16)   20,924
    Mortgage-backed
     securities         775         65          -       840
                   --------- ---------- ---------- ---------
      Total debt
       securities    87,941        896       (266)   88,571
    Equity security     201          -          -       201
                   --------- ---------- ---------- ---------
      Total        $ 88,142  $     896  $    (266) $ 88,772
                   ========= ========== ========== =========


------------------------------------------------------------
    The amortized cost and estimated market value of debt securities held to maturity at December 31, 1996, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Estimated
                                   Amortized      Market
                                     Cost         Value
                                   ---------    ---------
    Due in one year or less        $ 18,512     $ 18,531
    Due after one year through
     five years                      49,557       49,410
    Due after five years through
     ten years                        5,854        5,964
    Due after ten years               3,903        3,924
                                   ---------    ---------
                                     77,826       77,829
    Mortgage-backed securities          876          921
                                   ---------    ---------
      Total                        $ 78,702     $ 78,750
                                   =========    =========

    Investment securities with an amortized cost of $25,760,000 and $28,788,000 and an estimated market value of $25,751,000 and $29,026,000 were pledged to secure public deposits and other purposes as required by law at December 31, 1996 and 1995, respectively.

3.  LOANS
------------------------------------------------------------
    Major classifications of loans are summarized as follows
    (dollars in thousands):

                             1996                1995
                       ------------------ ------------------
                                 Percent            Percent
                        Amount  of Total   Amount  of Total
                       -------- --------- -------- ---------
    Commercial,
     financial,and
     agricultural      $ 17,891    17.77% $ 13,631    14.71%
    Term federal funds        -        -     1,000     1.08
    Real estate -
     construction             -        -       237     0.26
    Real estate -
     mortgage            69,713    69.26    62,868    67.87
    Installment loans
     to individuals      13,050    12.97    14,896    16.08
                       -------- --------- -------- ---------
       Total loans      100,654   100.00%   92,632   100.00%
                                =========          =========
    Less allowance
     for loan losses      3,017              2,882
                       --------           --------
       Net loans       $ 97,637           $ 89,750
                       ========           ========

    Loan maturities and rate sensitivity of the loan portfolio, exclusive of real estate mortgage loans, and consumer installment loans, at December 31, 1996, are as follows (dollars in thousands):

                       Within    One to     After
                      One Year Five Years Five Years  Total
                      -------- ---------- ---------- -------
    Commercial,
     financial,and
     agricultural     $ 10,745 $    4,875 $    2,271 $17,891
                      ======== ========== ========== =======

    Loans at fixed
     interest rates   $  2,574 $    4,875 $    2,271 $ 9,720
    Loans at variable
     interest rates      8,171          -          -   8,171
                      -------- ---------- ---------- -------
                      $ 10,745 $    4,875 $    2,271 $17,891
                      ======== ========== ========== =======

    Included in the table above are loans at fixed interest rates of $7,146,000 that mature or reprice after one year. Generally, loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes written with maturities of 90 to 180 days, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Short-term notes are generally permitted two renewals, prior to being placed on a fixed payment schedule.

------------------------------------------------------------
    Loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $724,000 at December 31, 1996. These loans were made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with other persons. An analysis of these related party loans for 1996 follows (dollars in thousands):

    December 31,                   Amounts      December 31,
        1995        Additions     Collected         1996
    ------------    ---------     ----------    ------------
     $      841      $    38       $    155      $      724

    The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. The Company also selectively funds residential loans originated outside of its trade area provided such loans meet the Company's credit policy guidelines. Although the Company has a diversified loan portfolio at December 31, 1996 and 1995, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

    The Company has nonaccrual loans of $676,000 and $102,000 at December 31, 1996 and 1995, which in management's opinion did not meet the definition of impaired in accordance with Statement No. 114. Interest income on loans would be increased by $17,000 and $1,000 in 1996 and 1995 if these loans had performed in accordance with their original terms.


4.  ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------
    Changes in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994 are as follows
    (dollars in thousands):

                              1996      1995     1994
                            --------  -------- --------
    Balance, January 1      $ 2,882   $ 2,727  $ 2,754
    Add:
     Provisions charged
      to operations               -         -     (118)
     Recoveries                 379       404      417
    Less loans charged off      244       249      326
                            --------  -------- --------
    Balance, December 31    $ 3,017   $ 2,882  $ 2,727
                            ========  ======== ========

5.  PREMISES AND EQUIPMENT, NET
------------------------------------------------------------
    Major classifications of premises and equipment are summarized as follows (dollars in thousands):

                                       1996        1995
                                     --------    --------
    Land and land improvements       $    145    $    145
    Premises                            3,164       3,150
    Furniture and equipment             3,296       3,129
                                     --------    --------
                                        6,605       6,424
    Less accumulated depreciation       4,212       3,972
                                     --------    --------
        Total                        $  2,393    $  2,452
                                     ========    ========

    Depreciation expense amounted to $301,000, $388,000, and $401,000 in 1996, 1995, and 1994, respectively.

6.  DEPOSITS
------------------------------------------------------------
    Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $6,505,000 and $5,478,000 at December 31,
    1996 and 1995, respectively. Interest expense on certificates of deposit $100,000 or more was $315,000, $248,000, and $193,000 in 1996, 1995, and 1994,
    respectively.

    Maturities on time deposits of $100,000 or more are as follows (dollars in thousands):

                                      1996        1995
                                    --------    --------
    Three months or less            $  1,036    $    818
    Three to twelve months             3,585       3,555
    Over one year                      1,884       1,105
                                    --------    --------
        Total                       $  6,505    $  5,478
                                    ========    ========

7.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
------------------------------------------------------------
    The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                                1996              1995
                            -------------     -------------
                            Amount  Rate      Amount  Rate
                            ------ ------     ------ ------
    Balance at year end     $1,168  4.03%     $7,362  3.33%
    Average balance
     outstanding during
     the year                3,483  3.11       6,378  3.65
    Maximum amount
     outstanding at any
     month end               8,173             8,697


    Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

    Investment securities with an amortized cost of approximately $4,803,000 and $10,815,000 and an estimated market value of $4,776,000 and $10,813,000 at December 31, 1996 and 1995 have been pledged for the securities sold under agreements to repurchase.

8.  INCOME TAXES
------------------------------------------------------------
    The provision for income taxes consists of the following
    (dollars in thousands):

                              1996      1995      1994
                            --------  --------  --------
    Currently payable       $   838   $   521   $   433
    Deferred                      5        63        40
    Reduction in
     valuation allowance          -         -      (140)
                            --------  --------  --------
       Total provision      $   843   $   584   $   333
                            ========  ========  ========

    The components of the net deferred tax asset at December
    31, 1996 and 1995, are as follows (dollars in thousands):

                                         1996       1995
                                       --------   --------
    Deferred Tax Assets:
      Allowance for loan losses        $    698   $    698
      Premises and equipment, net             2          -
      Deferred loan origination
       fees, net                              -          2
      Other, net                             16         16
                                       --------   --------
        Total deferred tax assets           716        716
                                       --------   --------
    Deferred Tax Liabilities:
      Tax leases                              2          9
      Deferred loan origination
       fees, net                              8          -
      Unrealized gain on securities          10          -
      Employee benefit plans                 21          -
      Premises and equipment, net             -         13
      Other, net                              2          6
                                       --------   --------
        Total deferred tax liabilities       43         28
                                       --------   --------
        Net deferred tax asset         $    673   $    688
                                       ========   ========

------------------------------------------------------------
    The reconciliation of the statutory rate and the effective income tax rate is as follows (dollars in thousands):

                                   1996            1995
                              --------------  --------------
                                       % of            % of
                                     Pre-tax         Pre-tax
                              Amount  Income  Amount  Income
                              ------ -------  ------ -------
    Provision at statutory
     rate                     $1,099   34.0%  $ 859    34.0%
    Effect of tax free income   (290)  (9.0)   (290)  (11.5)
    Decrease in valuation
     allowance                     -      -       -       -
    Other                         34    1.1      15     0.6
                              ------ -------  ------ -------
     Actual tax expense and
     effective rate           $  843   26.1%  $ 584    23.1%
                              ====== =======  ====== =======


                                                  1994
                                             --------------
                                                      % of
                                                    Pre-tax
                                             Amount  Income
                                             ------ -------
    Provision at statutory
     rate                                    $ 725    34.0%
    Effect of tax free income                 (251)  (11.8)
    Decrease in valuation
     allowance                                (140)   (6.6)
    Other                                       (1)      -
                                             ------ -------
    Actual tax expense and
     effective rate                          $ 333    15.6%
                                             ====== =======

9.  EMPLOYEE BENEFITS
------------------------------------------------------------

    Defined Benefit Pension Plan
    ----------------------------

    The Bank sponsors a trusteed, non-contributory benefit pension plan covering all eligible Bank employees and officers. The Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the Plan's actuary.

    Pension expense includes the following components
    (dollars in thousands):

                                    1996     1995     1994
                                   ------   ------   ------
    Service costs of the current
     period                        $  67    $  67    $  69
    Interest cost on projected
     benefit obligation               29       36       24
    Actual return on plan assets     (23)     (49)       6
    Net amortization and deferral    (18)      58       52
                                   ------   ------   ------
      Net periodic pension cost    $  55    $ 112    $ 151
                                   ======   ======   ======

    The actuarial present value of accumulated benefit obligations at December 31, 1996 and 1995, was $287,000 and $243,000 including vested benefit obligations of $254,000 and $197,000, respectively. The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1996 and 1995 (dollars in thousands):


                                              1996    1995
                                             ------  ------
    Plan assets at fair value                $ 504   $ 382
    Projected benefit obligation               514     390
                                             ------  ------
    Projected benefit obligation in excess
     of plan assets                            (10)     (8)
    Unrecognized gain from past experience
     different from that assumed                94      41
    Unrecognized net transition asset          (46)    (50)
                                             ------  ------
      Prepaid (accrued) pension cost         $  38   $ (17)
                                             ======  ======

    The Plan assets are invested in U. S. Government agency securities, obligations of states and political subdivisions, and corporate notes under the control of the Plan's trustees as of December 31, 1996.

    The weighted discount rate used to measure the projected benefit obligation is 7.00% for 1996, 1995, and 1994. The rate of increase in future compensation levels is 4.00% and the long-term rate of return on assets is 8.25% for 1996, 1995, and 1994. The Plan utilizes the straight-line method of amortization for unrecognized gains and losses.

    During 1995 and 1994, the Bank offered an Employee
    Voluntary Separation Plan ("Separation Plan").  The
    Separation Plan was offered to all full-time employees who met certain combined age and years of service criteria. The cost of the Separation Plan as related to future pension benefits amounted to $48,000 and $90,000 and is included in salary and employee benefit expense for 1995 and 1994, respectively.

------------------------------------------------------------

    Savings and Investment Plans
    ----------------------------

    The Bank currently sponsors a Section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. The Bank's contribution to the plan is based on 50% matching of voluntary contributions of up to 8% of individual compensation. Employee contributions are vested at all times, and Bank contributions are fully vested after seven years. The 1996, 1995, and 1994 expense related to this plan was $68,000, $62,000, and $63,000, respectively.

    Employee Stock Ownership Plan
    -----------------------------

    The Company sponsors an Employee Stock Ownership Plan which enables qualifying employees to acquire shares of the Company's common stock. At December 31, 1996,
    41,212 shares or 9.46% of the Company's stock were held by the plan. Contributions to the plan are made at the discretion of the Board of Directors. The Company made no contribution for the years ended December 31, 1996, 1995, and 1994.

10. OTHER EXPENSES
------------------------------------------------------------
    Other expenses for the years ended December 31, 1996, 1995, and 1994 consist of the following (dollars in thousands):

                                      1996    1995    1994
                                     ------  ------  ------
    Professional fees                $  184  $  113  $  184
    Pennsylvania bank shares tax        163     156     151
    Postage                             166     145     156
    Other                             1,293   1,243   1,596
                                     ------  ------  ------
        Total                        $1,806  $1,657  $2,087
                                     ======  ======  ======

11. COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------------------

    Commitments
    -----------

    In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following
    (dollars in thousands):

                                            1996      1995
                                          -------   -------
    Commitments to extend credit          $12,459   $12,531
    Standby letters of credit                 869       973
                                          -------   -------
      Total                               $13,328   $13,504
                                          =======   =======

    The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one year period with an annual renewal option subject to prior approval by management.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and unfunded real estate loans. Standby letters of credit written are conditional commitments issued to guarantee the performance of a customer to a third party.

    The exposure to loss under these commitments is limited by subjecting each commitment to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

12. REGULATORY MATTERS
------------------------------------------------------------
    The approval of the Comptroller of the Currency is required before any dividends are declared if the total of all dividends declared by a national bank in any calendar year would exceed net profits, as defined for that year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank to the Company in 1997, without the approval of the Comptroller, is $3,127,000 plus 1997 profits retained up to the date of the dividend declaration.

    Included in cash and due from banks are required federal reserves of $1,126,000 and $1,031,000 at December 31, 1996 and 1995, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

13. REGULATORY CAPITAL REQUIREMENTS
------------------------------------------------------------
    The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by the regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 1996, the most recent notification from the Federal Reserve Board and the Office of the Comptroller of the Currency have categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized they must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios of at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

    The following table reflects the Company's capital ratios and minimum requirements at December 31 (dollars in thousands). The Bank's capital ratios are substantially the same as the Company.

                               1996              1995
                         ----------------  ----------------
                          Amount   Ratio    Amount   Ratio
                         -------- -------  -------- -------
    TOTAL CAPITAL (TO
     WEIGHTED ASSETS)
    ------------------
    Actual               $ 22,588  20.34%  $ 20,751  18.55%
    For Capital
     Adequacy Purposes      8,884   8.00      8,952   8.00

    TIER I CAPITAL (TO
     WEIGHTED ASSETS)
    ------------------
    Actual               $ 21,180  19.07%  $ 19,334  17.28%
    For Capital
     Adequacy Purposes      4,442   4.00      4,476   4.00

    TIER I CAPITAL (TO
     AVERAGE ASSETS)
    ------------------
    Actual               $ 21,180  10.58%  $ 19,334   9.65%
    For Capital
     Adequacy Purposes      8,006   4.00      8,014   4.00



14. RECOVERY OF CUSTOMER'S FRAUDULENT TRANSACTIONS
------------------------------------------------------------
    During 1994, the Bank received recoveries of $410,000 as a reimbursement of a 1991 loss resulting from a customer's fraudulent transactions. The recovery is reflected in operations in the 1994 consolidated financial statements.

15. FAIR VALUE DISCLOSURE
------------------------------------------------------------
    The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                              1996             1995
                      ------------------ ------------------
                               Estimated          Estimated
                      Carrying   Fair    Carrying   Fair
                       Amount    Value    Amount    Value
                      -------- --------- -------- ---------
    FINANCIAL ASSETS
    Cash and due
     from banks and
     federal funds
     sold             $ 15,416 $  15,416 $ 15,387 $  15,387
    Investment
     securities         79,281    79,329   88,142    88,772
    Net loans           97,637   100,074   89,701    93,280
    Accrued interest
     receivable          1,707     1,707    1,921     1,921
                      -------- --------- -------- ---------
      Total financial
       assets         $194,041 $ 196,526 $195,151 $ 199,360
                      ======== ========= ======== =========

    FINANCIAL
     LIABILITIES
    Deposits          $173,480 $ 173,167 $170,858 $ 171,279
    Securities sold
     under agreements
     to repurchase       1,168     1,168    7,362     7,362
    U. S. Treasury
     demand notes          845       845      283       283
    Accrued interest
     payable               552       552      590       590
                      -------- --------- -------- ---------
      Total financial
       liabilities    $176,045 $ 175,732 $179,093 $ 179,514
                      ======== ========= ======== =========

    Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

    Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

    If no readily available market price exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows and future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

    As certain assets and liabilities such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

    The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted prices were not available based upon the following assumptions:

    Cash and Due From Banks, Federal Funds Sold, Accrued
    -----------------------------------------------------
    Interest Receivable, Securities Sold Under Agreements to
    --------------------------------------------------------
    Repurchase, U. S. Treasury Demand Notes, and Accrued
    ----------------------------------------------------
    Interest Payable
    ----------------

    The fair value is equal to the current book value.

    Investment Securities
    ---------------------

    The fair value of investment securities available for sale and held to maturity are equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

    Loans and Deposits
    ------------------

    The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using discounted cash flow calculations that apply contractual cost currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

16. CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
    FINANCIAL CORPORATION (Parent Company Only)
------------------------------------------------------------

                   CONDENSED BALANCE SHEET
                   (Dollars in thousands)

                                            December 31,
                                           1996      1995
                                         --------  --------
    ASSETS
     Interest-bearing deposits in
      subsidiary                         $      6  $    161
     Time deposits in subsidiary              310       210
     Securities available for sale            378         -
     U. S. Treasury security                    -        99
     Investment in bank subsidiary         20,514    18,868
     Other assets                               -         1
                                         --------  --------
       TOTAL ASSETS                      $ 21,208  $ 19,339
                                         ========  ========
    LIABILITIES
     Other liabilities                   $      9  $      5
                                         --------  --------
    STOCKHOLDERS' EQUITY
     Common stock, $10 par value;
      500,000 shares authorized,
      435,600 shares issued and
      outstanding                           4,356     4,356
     Capital surplus                        2,354     2,354
     Retained earnings                     14,470    12,624
     Unrealized gain on securities             19         -
                                         --------  --------
       TOTAL STOCKHOLDERS' EQUITY          21,199    19,334
                                         --------  --------
       TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY             $ 21,208  $ 19,339
                                         ========  ========

                CONDENSED STATEMENT OF INCOME
                   (Dollars in thousands)

                                   Year Ended December 31,
                                  1996      1995      1994
                                --------  --------  --------
    INCOME
     Dividends from subsidiary  $    755  $    432  $     87
     Interest income                  31        24         -
     Other income                      -        35         -
                                --------  --------  --------
       Total income                  786       491        87
                                --------  --------  --------
    EXPENSE
     Other expense                    42        29        31
                                --------  --------  --------
       Total expense                  42        29        31
                                --------  --------  --------
    Income before equity in
     undistributed earnings
     of subsidiaries                 744       462        56
    Equity in undistributed
     earnings of subsidiaries      1,646     1,481     1,744
                                --------  --------  --------
    NET INCOME                  $  2,390  $  1,943  $  1,800
                                ========  ========  ========

16. CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
    FINANCIAL CORPORATION (Parent Company Only) (Continued)
------------------------------------------------------------

              CONDENSED STATEMENT OF CASH FLOWS
                   (Dollars in thousands)

                                    Year Ended December 31,
                                    1996     1995     1994
                                  -------- -------- --------
    OPERATING ACTIVITIES
     Net income                   $ 2,390  $ 1,943  $ 1,800
     Adjustments to reconcile
      net income to net cash
      provided by operating
      activities:
      Undistributed earnings
      in subsidiaries              (1,646)  (1,481)  (1,744)
      Other, net                       (4)       4        -
                                  -------- -------- --------
       Net cash provided by
        operating activities          740      466       56
                                  -------- -------- --------

    INVESTING ACTIVITIES
     Purchase of securities
      available for sale             (350)       -        -
     Maturity of investment
      securities                       99        -        -
     Purchase of time deposits
      in subsidiary                  (100)       -        -
     Proceeds from dissolution
      of non-bank subsidiary, net       -       85        -
                                  -------- -------- --------
       Net cash provided by (used
        for) investing activities    (351)      85        -
                                  -------- -------- --------

    FINANCING ACTIVITIES
     Cash dividends paid             (544)    (392)     (87)
                                  -------- -------- --------
       Net cash used for
        financing activities         (544)    (392)     (87)
                                  -------- -------- --------
       Increase (decrease) in
        cash and cash equivalents    (155)     159      (31)

    CASH AND CASH EQUIVALENTS
     AT BEGINNING OF YEAR             161        2       33
                                  -------- -------- --------
    CASH AND CASH EQUIVALENTS
     AT END OF YEAR               $     6  $   161  $     2
                                  ======== ======== ========