Form 10-K, Exhibit 13
period 1996-12-31
FIRST PHILSON FINANCIAL CORP
filed 1997-03-25
CIK 779784

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview
--------
First Philson Financial Corporation ("Philson") is a bank holding company organized in 1985 under the Delaware General Corporation Law and is registered under the Bank Holding Company Act, of 1956, as amended ("Bank Holding Company Act"). First Philson Bank, N.A. (the "Bank") is a wholly-owned subsidiary of Philson and the surviving bank of the former National Bank of Western Pennsylvania and The Philson National Bank, which merged on January 1, 1991. The Bank is a national banking association organized under the laws of the United States. Philson's principal activities consist of owning and operating the Bank.

Philson and its subsidiary derive substantially all their income from banking and bank-related services. Philson functions primarily as a coordinating and servicing unit for its subsidiary in general management, loan policies and procedures, accounting and taxes, loan review, auditing, investment advisory, compliance, marketing, general corporate services, and financial and strategic planning.

The Bank conducts general banking business through nine locations in Somerset and Fayette Counties, Pennsylvania. The Bank is a full-service bank offering (1) retail banking services, such as demand, savings and time deposits, money market accounts, secured and unsecured loans, mortgage loans, safe deposit boxes, holiday club accounts, collection services, money orders, and traveler's checks; (2) lending, depository and related financial services to commercial, industrial, financial, and governmental customers, such as real estate mortgage loans, revolving credit arrangements, lines of credit, personal and commercial property lease financing, real estate construction loans, business money market and savings accounts, certificates of deposit, wire transfers, and night depository; and (3) credit card operations through Mastercard, VISA and Discover. The Bank also operates five automated bank teller machines ("ATM's").

The Bank's deposit base is such that the loss of one depositor or a related group of depositors would not have a materially adverse effect on its business. In addition, the loan portfolio is also diversified so that one industry or group of related industries does not comprise a material portion of the loan portfolio.

The Bank's business is not seasonal nor does it have any risks attendant to foreign sources.

The Bank is federally chartered and is subject to primary supervision by the Office of the Comptroller of the Currency ("OCC"). The Bank is also subject to the regulations of the Board of Governors of the Federal Reserve Bank ("Federal Reserve Board") and the Federal Deposit Insurance Corporation ("FDIC"). Its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC.

The following is a more detailed discussion of certain significant factors that affected Philson's consolidated operating results, interest rate sensitivity, financial condition, liquidity, and capital resources for the years ended December 31, 1996, 1995, and 1994. Reference should be made to pages 4 - 19 of the Consolidated Financial Statements and Notes thereto as well as the Financial Highlights presented on page 1 for a complete understanding of the following discussion and analysis. All increases, decreases and related ratios represent comparisons to the previous year-end. Certain comparative amounts for 1995 and 1994 have been reclassified to conform to 1996 presentations.

Summary of Earnings
-------------------
Philson's net income increased by $447,000 in 1996, $143,000 in 1995, and $663,000 in 1994. The net income for 1994 reflected a recovery from a customer's fraudulent transaction of $410,000. Net income per share was $5.49, $4.46, and $4.13 respectively, for the same time periods.

Philson's Return on Average Assets ("ROA") was 1.20% for 1996,
 .99% for 1995, and .93% for 1994, while the Return on Average
Equity ("ROE") was 11.76%, 10.44%, and 10.57%, respectively.

Net Interest Income
-------------------
Net interest income is the difference between the interest earned on loans and investment securities ("Interest-earning assets") and the interest paid on deposits and borrowings ("Interest-bearing liabilities"). Net interest income is affected principally by the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities and by the relative dollar amounts of such assets and liabilities.

Since the earnings provided by tax-exempt securities such as investments in obligations of state and political subdivisions, and loans such as those to counties, municipalities and school districts, are a significant component of net interest income, it is more meaningful to analyze net interest income on a tax-equivalent basis, shown on pages 23 and 24. The tax-equivalent adjustment is based upon the federal corporate income tax rate of 34%.

On a fully tax-equivalent basis, net interest income increased $643,000 in 1996, $314,000 in 1995, and $302,000 in 1994.
Average interest-earning assets increased $2,273,000 in 1996, $4,560,000 in 1995, and $2,704,000 in 1994. Average interest-
bearing liabilities decreased $1,074,000 in 1996, increased $473,000 in 1995, and decreased $1,360,000 in 1994.

The net interest margin, which is a ratio of the net interest income on a tax-equivalent basis divided by the average earning assets, was 4.50% for 1996, 4.21% for 1995, and 4.14% for 1994.
As a percentage of average total assets, average earning assets were 95.39% in 1996, 95.31% in 1995 and 94.62% in 1994.
Philson's Asset/Liability Committee ("ALCO") continually strives to effectively manage interest rate risk and to minimize the impact of interest rate fluctuations on the net interest margin. Philson continues to focus its efforts on generating quality loan growth and investing in highly rated securities.

1996
----
Net interest income increased in 1996 due to an increase in interest income of $415,000 and a decrease in interest expense of $228,000. The increase in interest income resulted from increases in interest on loans and investment securities, offset by a decrease in interest on federal funds sold. The increase in interest on loans was attributable to an increase in the average outstanding balance of mortgage loans, primarily fixed rate residential mortgages, home equity, and commercial real estate loans. The increase in interest on investment securities was attributable to increases in both the average outstanding balance and net yield. The decrease in interest on federal funds sold is due to decreases in both the average outstanding balance and net yield.

The decrease in interest expense resulted from decreases in the cost of interest-bearing liabilities and the average outstanding balance of securities sold under agreements to repurchase, due primarily to the loss of a repurchase customer. Interest expense on time deposits increased primarily from an increase in the average outstanding balance as a result of instituting, in August 1996, a 15-month single maturity time deposit.

The increase in the margin was a direct result of higher interest-earning assets and lower interest-bearing deposits. To meet the goals set forth in Philson's Strategic Plan for business development, Management held regular meetings to review and enhance the sales call program implemented in prior years to promote new business and to meet the needs of the communities for which it serves. Management was able to increase the interest rate spread from 1995 through the continual pursuit of noninterest-bearing business deposits, higher yielding investments, residential mortgage and home equity loans, and small business loans.

1995
----
Net interest income increased in 1995 from a combination of increases in interest income of $1,324,000 and interest expense of $1,010,000. The increase in interest income resulted from increases in most categories. The increase in interest on loans and federal funds sold was due to both higher average outstanding balances and respective net yields. The net yield on loans was affected by increases in the prime rate and other key lending rates. While the average balance of investment securities declined, the net yield on investment securities increased because higher yielding securities were purchased throughout 1994, which also provided an overall higher net yield in 1995. The volume of investment securities declined as a result of maturities and calls, and primarily funded the increase in federal funds sold. Management temporarily places the funds in federal funds sold until either purchases of securities can be made that meet the criteria specified in the investment policy, or funds are needed to meet increases in loan demand or deposit withdrawals. With yields on federal funds sold being comparable to investment security yields, Management continued to obtain a comparable return while maintaining liquidity.

The increase in interest expense resulted from an increase in the cost of interest-bearing liabilities. The average outstanding balance increased primarily in time deposits as a result of funds transferred from interest-bearing demand, savings and money market accounts. The primary reason for the increase in time deposits was the result of instituting a One Year 7 Day Access time deposit in October 1994, which permits depositors to access their funds after a notification of seven days.

The increase in the margin was a direct result of higher interest-earning assets. While the net yields on interest-earning assets and the cost of interest-bearing liabilities increased, Management was able to effectively manage the interest rate spread through pursuing noninterest-bearing business deposits, higher yielding investments, residential mortgage and home equity loans, and small business loans. This was in accordance with Philson's Strategic Plan which included a call program instituted by Management to promote new business and to meet the needs of the communities for which it serves.

The following is an analysis of the average balance sheet and net interest income for the three years ended December 31, 1996, 1995 and 1994 (dollars in thousands).

       AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

                                                   1996
                                         ------------------------
                                         Average           Yield/
                                         Balance  Interest  Rate
                                           <F1>
                                         -------- -------- ------
ASSETS
Interest-earning assets:
 Loans receivable <F2> <F3> <F4>         $ 96,898 $  8,767  9.05%
 Investment securities available
   for sale                                   393       24  6.11%
 Investment securities held to maturity:
   Taxable                                 73,125    4,316  5.90%
   Tax-exempt <F4>                         11,639    1,003  8.62%
 Interest-bearing deposits in other
   banks                                        -        -     -
 Federal funds sold                         7,237      390  5.39%
                                         -------- -------- ------
   Total interest-earning assets          189,292   14,500  7.66%
                                         -------- -------- ------
Noninterest-earning assets:
 Cash and due from banks                    6,595
 Other assets                               5,525
 Less allowance for loan losses             2,962
                                         --------
   Total noninterest-earning assets         9,158
                                         --------
     TOTAL ASSETS                        $198,450
                                         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand deposits        $ 25,378 $    377  1.49%
 Savings deposits                          36,515    1,054  2.89%
 Money market deposits                     12,365      315  2.55%
 Time deposits                             79,074    4,107  5.19%
 Securities sold under agreements
  to repurchase                             3,309      108  3.26%
 Other borrowings                             551       28  5.08%
                                         -------- -------- ------
   Total interest-bearing liabilities     157,192    5,989  3.81%
                                         -------- -------- ------
Noninterest-bearing liabilities
 and stockholders' equity:
 Noninterest-bearing demand deposits       19,705
 Other liabilities                          1,220
 Stockholders' equity                      20,333
                                         --------
   Total noninterest-bearing liabilities
    and stockholders' equity               41,258
                                         --------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY               $198,450
                                         ========
Net interest income; interest rate
 spread                                           $  8,511  3.85%
                                                  ======== ======
Net yield on earning assets (Margin)                        4.50%
                                                           ======


                                                   1995
                                         ------------------------
                                         Average           Yield/
                                         Balance  Interest  Rate
                                           <F1>
                                         -------- -------- ------
ASSETS
Interest-earning assets:
 Loans receivable <F2> <F3> <F4>         $ 90,948 $  8,331  9.16%
 Investment securities available
   for sale                                     -        -     -
 Investment securities held to maturity:
   Taxable                                 71,685    3,969  5.54%
   Tax-exempt <F4>                         11,912    1,049  8.81%
 Interest-bearing deposits in other
   banks                                      101        6  5.94%
 Federal funds sold                        12,373      730  5.90%
                                         -------- -------- ------
   Total interest-earning assets          187,019   14,085  7.53%
                                         -------- -------- ------
Noninterest-earning assets:
 Cash and due from banks                    6,249
 Other assets                               5,859
 Less allowance for loan losses             2,905
                                         --------
   Total noninterest-earning assets         9,203
                                         --------
     TOTAL ASSETS                        $196,222
                                         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand deposits        $ 24,168 $    400  1.66%
 Savings deposits                          36,913    1,104  2.99%
 Money market deposits                     13,775      362  2.63%
 Time deposits                             76,379    4,083  5.35%
 Securities sold under agreements
  to repurchase                             6,378      233  3.65%
 Other borrowings                             653       35  5.36%
                                         -------- -------- ------
   Total interest-bearing liabilities     158,266    6,217  3.93%
                                         -------- -------- ------
Noninterest-bearing liabilities
 and stockholders' equity:
 Noninterest-bearing demand deposits       18,047
 Other liabilities                          1,281
 Stockholders' equity                      18,628
                                         --------
   Total noninterest-bearing liabilities
    and stockholders' equity               37,956
                                         --------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY               $196,222
                                         ========
Net interest income; interest rate
 spread                                           $  7,868  3.60%
                                                  ======== ======
Net yield on earning assets (Margin)                        4.21%
                                                           ======



                                                   1994
                                         ------------------------
                                         Average           Yield/
                                         Balance  Interest  Rate
                                           <F1>
                                         -------- -------- ------
ASSETS
Interest-earning assets:
 Loans receivable <F2> <F3> <F4>         $ 88,180 $  7,693  8.72%
 Investment securities available
   for sale                                     -        -     -
 Investment securities held to maturity:
   Taxable                                 75,378    3,710  4.92%
   Tax-exempt <F4>                         11,525    1,035  8.98%
 Interest-bearing deposits in other
   banks                                      215        9  4.19%
 Federal funds sold                         7,161      314  4.38%
                                         -------- -------- ------
   Total interest-earning assets          182,459   12,761  6.99%
                                         -------- -------- ------
Noninterest-earning assets:
 Cash and due from banks                    7,085
 Other assets                               6,172
 Less allowance for loan losses             2,876
                                         --------
   Total noninterest-earning assets        10,381
                                         --------
     TOTAL ASSETS                        $192,840
                                         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand deposits        $ 24,715 $    397  1.61%
 Savings deposits                          40,606    1,068  2.63%
 Money market deposits                     16,263      403  2.48%
 Time deposits                             69,718    3,134  4.50%
 Securities sold under agreements
  to repurchase                             5,953      185  3.11%
 Other borrowings                             538       20  3.72%
                                         -------- -------- ------
   Total interest-bearing liabilities     157,793    5,207  3.30%
                                         -------- -------- ------
Noninterest-bearing liabilities
 and stockholders' equity:
 Noninterest-bearing demand deposits       16,798
 Other liabilities                          1,272
 Stockholders' equity                      16,977
                                         --------
   Total noninterest-bearing liabilities
    and stockholders' equity               35,047
                                         --------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY               $192,840
                                         ========
Net interest income; interest rate
 spread                                           $  7,554  3.69%
                                                  ======== ======
Net yield on earning assets (Margin)                        4.14%
                                                           ======

<F1> Average balances are computed using daily average balances.
<F2> Non-accrual loans are included in the average balances.
<F3> Interest on loans includes fee income.
<F4> Interest on earning assets has been computed on a tax
     equivalent basis using the federal income tax statutory rate of 34%.

The following analysis shows the effects of the changes in volumes and rates on interest income and interest expense
(dollars in thousands).

               ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                           1996 vs. 1995
                                 --------------------------------
                                    Net       Due to changes in
                                  Increase  ---------------------
                                 (Decrease) Volume <F1> Rate <F4>
                                 ---------- ----------- ---------
INTEREST INCOME:
 Loans receivable <F2> <F3>      $     436  $      545  $   (109)
 Investment securities
   available for sale                   24          24         -
 Investment securities held
   to maturity:
    Taxable                            347          80       267
    Tax-exempt <F2>                    (46)        (24)      (22)
 Interest-bearing deposits
   in other banks                       (6)         (6)        -
 Federal funds sold                   (340)       (303)      (37)
                                 ---------- ----------- ---------
     Total interest income             415         316        99
                                 ---------- ----------- ---------
INTEREST EXPENSE:
 Deposits                              (96)         82      (178)
 Borrowings                           (132)       (121)      (11)
                                 ---------- ----------- ---------
     Total interest expense           (228)        (39)     (189)
                                 ---------- ----------- ---------
NET INTEREST INCOME              $     643  $      355  $    288
                                 ========== =========== =========

                                           1995 vs. 1994
                                 --------------------------------
                                    Net       Due to changes in
                                  Increase  ---------------------
                                 (Decrease) Volume <F1> Rate <F4>
                                 ---------- ----------- ---------
INTEREST INCOME:
 Loans receivable <F2> <F3>      $     638  $      241  $    397
 Investment securities
   available for sale                    -           -         -
 Investment securities held
   to maturity:
    Taxable                            259        (182)      441
    Tax-exempt <F2>                     14          35       (21)
 Interest-bearing deposits
   in other banks                       (3)         (4)        1
 Federal funds sold                    416         229       187
                                 ---------- ----------- ---------
     Total interest income           1,324         319     1,005
                                 ---------- ----------- ---------

INTEREST EXPENSE:
 Deposits                              947          (2)      949
 Borrowings                             63          17        46
                                 ---------- ----------- ---------
     Total interest expense          1,010          15       995
                                 ---------- ----------- ---------
NET INTEREST INCOME              $     314  $      304  $     10
                                 ========== =========== =========


<F1> Average volume information was computed using daily average balances.

<F2> Interest on earning assets has been computed on a tax
     equivalent basis using the federal income tax statutory rate of 34%.

<F3> Non-accrual loans are included in the average balances.

<F4> Changes in interest income or expense, not arising solely as a result of volume or rate variances, are allocated to rate variances due to the interest sensitivity of assets and liabilities.

Interest Sensitivity
--------------------
One of the principle functions of Philson's asset/liability management program is to measure the risk to net income which may result from changes in interest rates. This is accomplished through management of the relationship between interest rate-sensitive assets and liabilities, and attempts to minimize the fluctuations in net interest margins and thereby achieve consistent growth of net interest income in periods of changing interest rates while maintaining a balance between interest rate-sensitive assets and liabilities.

The difference between interest rate-sensitive assets and liabilities within any specific time frame is the measurement of interest sensitivity. This is referred to as "gap". A positive gap means Philson's assets will reprice more frequently than its liabilities. This position is more advantageous if interest rates rise. Conversely, a negative gap means Philson's liabilities will reprice more frequently than its assets and is more beneficial when interest rates fall.

The following table reflects the gap for various time intervals
(dollars in thousands):


                              December 31, 1996
             ----------------------------------------------------
               0-90    91-180  181-365  1 to 5    Over
               Days     Days     Days    Years  5 Years   Total
             -------- -------- -------- ------- -------- --------
RATE-
 SENSITIVE
 ASSETS:
Loans        $22,870  $ 9,503  $18,800  $28,955 $20,526  $100,654
Investment
 securities
 available
 for sale        579        -        -        -       -       579
Investment
 securities
 held to
 maturity      3,754    5,092    9,666   49,557  10,633    78,702
Federal funds
 sold          6,500        -        -        -       -     6,500
             -------- -------- -------- ------- -------- --------
 Total rate-
   sensitive
   assets     33,703   14,595   28,466   78,512  31,159   186,435
             -------- -------- -------- ------- -------- --------
RATE-
 SENSITIVE
 LIABILITIES:
Deposits      34,608   20,019   29,636   68,534     116   152,913
Borrowings     2,013        -        -        -       -     2,013
             -------- -------- -------- ------- -------- --------
 Total rate-
  sensitive
  liabilities 36,621   20,019   29,636   68,534     116   154,926
             -------- -------- -------- ------- -------- --------
Interest
 sensitivity
 gap         $(2,918) $(5,424) $(1,170) $ 9,978 $31,043  $ 31,509

Cumulative
 interest
 sensitivity
 gap         $(2,918) $(8,342) $(9,512) $   466 $31,509

Cumulative
 interest
 sensitivity
 gap ratio
 to total
 assets        -1.48%   -4.22%   -4.81%   0.24%  15.94%



                              December 31, 1995
             ----------------------------------------------------
               0-90    91-180  181-365  1 to 5    Over
               Days     Days     Days    Years  5 Years   Total
             -------- -------- -------- ------- -------- --------
RATE-
 SENSITIVE
 ASSETS:
Loans        $25,927  $ 8,799  $19,056  $23,607 $15,243  $ 92,632
Investment
 securities
 held to
 maturity      3,804    9,388    9,036   54,616  11,298    88,142
Federal funds
 sold          8,800        -        -        -       -     8,800
             -------- -------- -------- ------- -------- --------
 Total rate-
  sensitive
  assets      38,531   18,187   28,092   78,223  26,541   189,574
             -------- -------- -------- ------- -------- --------
RATE-
 SENSITIVE
 LIABILITIES:
Deposits      32,460   19,258   28,088   70,743     128   150,677
Borrowings     7,645        -        -        -       -     7,645
             -------- -------- -------- ------- -------- --------
 Total rate-
  sensitive
  liabilities 40,105   19,258   28,088   70,743     128   158,322
             -------- -------- -------- ------- -------- --------
Interest
 sensitivity
 gap         $(1,574) $(1,071) $     4  $ 7,480 $26,413  $ 31,252

Cumulative
 interest
 sensitivity
 gap         $(1,574) $(2,645) $(2,641) $ 4,839 $31,252

Cumulative
 interest
 sensitivity
 gap ratio
 to total
 assets        -0.79%   -1.33%   -1.33%   2.43%  15.71%


Provision for Loan Losses
-------------------------
In providing for loans to customers, banks are subject to the risk of loan losses as one of the costs of lending. While Management recognizes and charges the allowance for loan losses for loan accounts which are determined to be uncollectible, experience indicates that at any point in time, possible losses may exist in the loan portfolio which are not specifically identifiable. Therefore, based upon Management's evaluation of the loan portfolio and the related allowance, an amount is determined and charged to earnings to maintain the allowance for loan losses at a level adequate to recognize the potential risks. The amount charged to earnings is based upon several factors such as, quarterly reviews of all significant loans and commitments outstanding, a continuing review of problem or non-performing loans and overall loan portfolio quality. In addition, Management exercises judgment with respect to economic conditions and the potential impact on the existing loan portfolio. Management believes that based on its evaluation of the loan portfolio, the allowance for loan losses is adequate for all known and potential loan losses. Fewer charge offs and continuing recoveries of loan losses resulted in a net recovery position for 1996 and 1995, thus no provision for loan losses was reflected in 1996 or 1995 as compared to a credit of $118,000 for 1994.

Other Income
------------
Other income contributed 6.28% for 1996, 6.10% for 1995, and 7.56% for 1994 to total income.

1996
----
The increase in 1996 resulted from increases in service charges and other income. Service charges, the largest component of total other income, increased from a growth in the number of deposit accounts while other income increased as Philson implemented fees for non-customer usage of Philson ATM's, accepted Discover Card and increased commissions from the sale of more life and accident and health insurance on consumer loans. Management continually reviews and refines other income sources in order to improve efficiency and increase revenues where possible.

1995
----
The decrease in 1995 was primarily due to the dissolution of Laurel, resulting in a reduction of $114,000 of Laurel's fee income. The increase in service charges on deposit accounts resulted from an increase in the fee assessed for overdrawn accounts and Management's decision to enforce the policy on service charges.

Other Expense
-------------
Other expense decreased $10,000 or .17% in 1996, $381,000 or 6.18% in 1995 and $394,000 or 6.00% in 1994.

1996
----
The decrease in 1996 resulted from decreases in salaries and employee benefits of $37,000, equipment expense of $57,000 and deposit insurance premiums of $216,000 which were offset by increases in occupancy expense, net of $151,000 and other expense of $149,000.

The decrease in salaries and benefits was affected by declines in pension expense of $57,000 and medical insurance of $59,000. Offsetting the decrease was an increase in salaries of $80,000. In 1995, pension expense included benefits granted under an early retirement program. Medical insurance costs were lowered as the result of Philson changing their insurance plan in December 1995 and requiring that covered employees pay for 10% of the plan's premium costs.

The decrease in equipment expense resulted from the mainframe computer system being fully depreciated in 1996. Deposit insurance premiums decreased in 1996 as the result of the Bank having the highest classification for deposit premium purposes resulting in the statutory $500 minimum per quarter being assessed in 1996.

Occupancy expense increased as Philson repaired several offices in 1996 to improve the delivery of customer service. The increase in other expense resulted primarily from Philson's contract with outside consultants to assist with the research and development of its 3 - 5 year Strategic Business Plan and
Strategic Technology Plan.

1995
----
The decrease in 1995 resulted from declines in salaries and employee benefits of $176,000, deposit insurance premiums of $206,000, and all other expenses of $409,000, exclusive of a $410,000 recovery recorded in 1994 as a credit to other expense from a loss on a customer's fraudulent transaction.

Salaries in 1995 decreased $109,000 primarily due to an early retirement program. Five employees took advantage of the early retirement program and the Bank absorbed the duties of these former employees with existing personnel. Pension expense decreased $39,000 in 1995 which was directly related to the early retirements.

Deposit insurance premiums decreased as the result of the FDIC reducing their assessment on bank deposits. Philson's assessment rate per $100 of deposits dropped from $.26 in 1994 to $.04 in 1995. The assessment amount is based on the FDIC's classification for banks. Philson is classified as a "well capitalized" bank, which is the highest classification. The lower assessment was made retroactive to June 1, 1995 resulting in Philson receiving a $104,000 refund from the FDIC for the period June 1, 1995 to September 15, 1995. Philson enjoyed the lower rate for the balance of 1995.

The decrease in all other expenses in 1995 was primarily due to a $141,000 reduction related to the dissolution of Laurel, a $91,000 reduction in check imprinting fees and a $52,000 reduction in contributions. The reduction in Laurel's expense resulted from signing a retrocession agreement with the insurance carrier effective March 1, 1995, thereby eliminating further expense in 1995 by Philson. The reduction in check imprinting fees resulted from customers being billed directly for their checks, rather than the Bank paying for the checks and then billing customers. The reduction in contributions was the result of a contribution made in 1994 for the start up of a local community college and the donation of a building to a local non-profit medical facility. The remaining decrease of $125,000 in all other expense categories was primarily due to Management continually monitoring and reducing costs where necessary.

Due to the sensitivity of the operating expense ratio to changes in the size of the balance sheet, Management looks at trends in the efficiency ratio to assess the changing relationship between operating expenses and income. The efficiency ratio measures the amount of cost expended by the Bank to generate a given level of revenues in the normal course of business. The lower the ratio, the better the Bank is utilizing its operating expenses. Philson's efficiency ratios were 61.13% for 1996, 66.11% for 1995, and 73.30% for 1994.

Income Taxes
------------
Income tax expense represented 26.07% for 1996, 23.11% for 1995, and 15.61% for 1994 as a percentage of pretax income. The increase of $259,000 in 1996 was a result of higher earnings and the application of an alternative minimum tax credit which lowered taxes in 1995. In 1994, income tax expense was reduced by the utilization of the deferred tax asset valuation allowance of $140,000. See pages 13 and 14 of the Notes to Consolidated Financial Statements for more discussion.


FINANCIAL CONDITION

Investment Securities Portfolio
-------------------------------
Investment securities held to maturity decreased $9,440,000 in 1996 and increased $1,372,000 in 1995. The decrease in investment securities held to maturity resulted from maturities and calls which were utilized to fund the loan growth.

Utilizing the investment policy, Management closely monitors concentration and diversification levels of the investment portfolio. Exceptions are reported on a quarterly basis to the ALCO and Investment Committee. As of December 31, 1996, Philson holds no securities from any single issuer that were greater than 10% of stockholders' equity as outlined in the investment policy. The market value of the investment securities held to maturity at December 31, 1996 and 1995 was $78,750,000 and $88,772,000,
respectively. See pages 10, 11 and 17 of the Notes to Consolidated Financial Statements for further discussion on the investment securities portfolio.

The amortized cost of investment securities held to maturity are shown below by concentration and maturity distribution at December 31, 1996 (dollars in thousands):

           INVESTMENT SECURITIES MATURITY DISTRIBUTION
                               Within 1 Year    1 Year to 5 Years
                            ------------------- -----------------
                                        <F*>               <F*>
                                      Weighted           Weighted
                             Amount    Yield     Amount   Yield
                            -------- ---------- -------- --------
U.S. Treasury securities    $  6,011      5.67% $  5,976    5.42%
U.S. Government agency
 securities                    5,798      5.97%   33,163    5.86%
Obligations of states
 and political subdivisions        -         -     2,457    6.19%
Other securities               6,703      6.08%    7,961    6.38%
                            -------- ---------- -------- --------
    Total                   $ 18,512      5.91% $ 49,557    5.90%
                            ======== ========== ======== ========

                            5 Years to 10 Years   Over 10 Years
                            ------------------- -----------------
                                        <F*>               <F*>
                                      Weighted           Weighted
                             Amount    Yield     Amount   Yield
                            -------- ---------- -------- --------
U.S. Treasury securities    $      -         -  $      -       -
U.S. Government agency
 securities                        -         -         -       -
Obligations of states and
 political subdivisions        5,854      5.64%    3,903    5.47%
Other securities                 465      7.66%      411    9.83%
                            -------- ---------- -------- --------
    Total                   $  6,319      5.79% $  4,314    5.88%
                            ======== ========== ======== ========



                                   Total
                            -------------------
                                        <F*>
                                      Weighted
                             Amount    Yield
                            -------- ----------
U.S. Treasury securities    $ 11,987      5.55%
U.S. Government agency
 securities                   38,961      5.87%
Obligations of states and
 political subdivisions       12,214      5.70%
Other securities              15,540      6.38%
                            -------- ----------
    Total                   $ 78,702      5.90%
                            ======== ==========

<F*> The weighted average yield has not been computed on a tax equivalent basis.

Loan Portfolio
--------------
Total loans increased by $8,022,000 or 8.66% in 1996 and $3,390,000 or 3.80% in 1995. Consumer lending fueled the growth in 1995 and 1996, primarily in the residential mortgage and home equity areas. As in 1995 and 1996, Management intends to concentrate on consumer and small business lending in 1997. This will permit Philson to meet the needs of the communities for which it serves. The call program instituted in 1994 and further refined in 1995 and 1996 provides Management with a method to monitor the progress made by officers in meeting the needs of consumers and small businesses. For further discussion on loan composition, see pages 11 and 12 of the Notes to Consolidated Financial Statements.

Non-Performing Assets and Risk Elements
---------------------------------------
Reviews of the loan portfolio are conducted by an internal committee quarterly and annually by an outside consultant. The results of the outside consultant are then compared to the internal reviews with detailed explanations of differences, if any. Commercial loans and residential mortgages are placed on a non-accrual status when principal and interest become 90 days past due. Delinquent loans are reviewed monthly by senior management and the Loan Committee of the Board. Generally, all consumer loans and commercial loans less than $100,000 and not secured by real estate, will be charged off at 90 days past due, while all loans secured by real estate and in the process of foreclosure will be charged off at 180 days past due. All commercial loans greater than $100,000 and not secured by real estate, will be subject to the conditions of the action plan between the Bank and the customer to correct the default.

A loan remains on a non-accrual status until principal and interest become current and a consistent track record of payments is established, or it is determined to be uncollectible and is charged off against the allowance for loan losses. A loan would be classified as restructured when the terms have been modified, because of deterioration in the financial position of the borrowers, to provide for a reduction of either interest or principal. It is Management's opinion that Philson did not have any loans that met the definition of a restructured loan for 1996 and 1995.

It is Management's opinion that Philson did not have any loans that met the definition of an impaired loan as of December 31, 1996 and 1995. See pages 11 and 12 of the Notes to Consolidated
Financial Statements for more discussion.

The following table presents information concerning non-performing loans and assets at December 31, 1996 and 1995
(dollars in thousands):

       NON-PERFORMING LOANS AND OTHER NON-PERFORMING ASSETS

                                        December 31,
                                     -----------------
                                      1996       1995
                                     ------     ------
Loans on non-accrual status           $676       $102
Loans past due 90 days or more          23         52
                                     ------     ------
  TOTAL NON-PERFORMING LOANS           699        154
                                     ------     ------
Other real estate                        1         31
                                     ------     ------
  TOTAL NON-PERFORMING ASSETS         $700       $185
                                     ======     ======
  Non-performing loans as
    a percent of total loans          0.69%      0.17%
  Non-performing assets as
    a percent of total loans          0.70%      0.20%
  Non-performing assets as
    a percent of total assets         0.35%      0.09%


Allowance for Loan Losses
-------------------------
The allowance for loan losses increased due to net recoveries of $135,000 in 1996 and $155,000 in 1995. Net recoveries as a percent of average loans outstanding were .14% at December 31, 1996 and .17% for December 31, 1995. For December 31, 1996 and 1995, the allowance for loan losses represents 3.00% and 3.11% of total loans, respectively.

The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance is based on Management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectability may not be assured.
The detailed analysis includes estimates of the fair market value of collateral and the existence of potential alternative sources of repayment. The appropriate allowance level is estimated based upon factors and trends identified by Management on a continuing basis.

The ultimate recovery of all loans is susceptible to future market factors beyond Philson's control. These factors may result in losses or recoveries differing significantly from those provided by Management's estimates of the allowance for loan losses.

The Bank has a Resource Recovery Department which continually pursues and monitors delinquent and charged off loans. This department assists Management in maintaining low levels of both non-performing and charged-off loans and is primarily responsible for the recoveries of previously charged-off loans. See page 26 of Management's Discussion and Analysis for discussion on the Provision for Loan Losses.

The following tables present analyses of the allowance for loan losses for the two years ended December 31, 1996 and 1995 (dollars in thousands). In the table, Allocation of the Allowance for Loan Losses, a portion of the allowance for loan losses is specifically allocated or restricted to individual loans or a group of loans. Any remaining allowance for loan losses would be available to absorb losses on other loans.

              ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                           December 31,
                                      -----------------------
                                         1996         1995
                                      ----------   ----------
LOANS OUTSTANDING AT END OF PERIOD     $100,654     $ 92,632
AVERAGE LOANS OUTSTANDING              $ 96,898     $ 90,948

ALLOWANCE FOR LOAN LOSSES:
  BALANCE AT BEGINNING OF PERIOD       $  2,882     $  2,727

CHARGE-OFFS:
Commercial, financial and
  agriculture                                 -           37
Real estate - mortgage                      191          127
Installment loans to individuals             53           85
                                      ----------   ----------
  Total charge-offs                         244          249

RECOVERIES:
Commercial, financial and
  agriculture                                 -           32
Real estate - mortgage                      321          261
Installment loans to individuals             58          111
                                      ----------   ----------
  Total recoveries                          379          404

  Net recoveries                            135          155
                                      ----------   ----------
BALANCE AT END OF PERIOD               $  3,017     $  2,882
                                      ==========   ==========

Ratio of net recoveries during
 the period to average loans
 outstanding during the period             0.14%        0.17%

Allowance for loan losses as a
 percent of total loans outstanding        3.00%        3.11%


           ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                           December 31,
                                      -----------------------
                                         1996         1995
                                      ----------   ----------
Commercial, financial and
  agriculture                          $  1,882     $  1,650
Real estate - mortgage                      556          590
Installment loans to individuals            319          389
Off-balance-sheet risk                      260          253
                                      ----------   ----------
  Total                                $  3,017     $  2,882
                                      ==========   ==========

Deposits
--------
At December 31, 1996 and 1995, total deposits increased $2,622,000 or 1.53% and $4,158,000 or 2.49%, respectively. Time deposits increased $1,654,000 or 2.11% in 1996 and $5,539,000 or
7.61% in 1995 as the result of instituting, in August 1996, a 15-month single maturity time deposit and a One Year 7 Day Access time deposit in 1994. Part of the increase was attributed to decreases in savings and money market accounts with the balance of the increase from new account relationships. See page 13 of the Notes to Consolidated Financial Statements for maturities on time deposits of $100,000 or more.

The following table sets forth the average amounts and average rates paid on each of the following deposit categories at December 31, 1996 and 1995 (dollars in thousands).


                                        December 31,
                           --------------------------------------
                                 1996                 1995
                           -----------------    -----------------
                            Average  Average     Average  Average
                            Balance    Rate      Balance    Rate
                           --------- -------    --------- -------
Noninterest-bearing demand $ 19,705       -     $ 18,047       -
Interest-bearing demand      25,378    1.49%      24,168    1.66%
Savings                      36,515    2.89%      36,913    2.99%
Money market                 12,365    2.55%      13,775    2.63%
Time                         79,074    5.19%      76,379    5.35%
                           --------- -------    --------- -------
  Total                    $173,037    3.38%    $169,282    3.51%
                           ========= =======    ========= =======

Liquidity and Cash Flows
------------------------
To ensure that the Bank can satisfy customer credit needs for current and future commitments and depository withdrawal requirements, the Bank manages the liquidity position by ensuring that there are adequate short-term funding sources available for those needs. Liquid assets consist of cash and due from banks, federal funds sold, investment securities available for sale and investment securities held to maturity maturing in one year or less. The following table shows these liquidity sources, minus short-term borrowings, as of the years ended 1996 and 1995 (dollars in thousands). Management feels that the liquidity position is strong and adequate to cover any potential customer withdrawals and credit needs.

                                           December 31,
                                      -----------------------
                                         1996         1995
                                      ----------   ----------
Cash and due from banks                $  8,916     $  6,587
Federal funds sold                        6,500        8,800
Investment securities
 available for sale                         579            -
Investment securities held to
 maturity maturing in one year
 or less                                 18,512       22,027
                                      ----------   ----------
    Total                                34,507       37,414
Less short-term borrowings                2,013        7,645
                                      ----------   ----------
    Net liquidity position             $ 32,494     $ 29,769
                                      ==========   ==========

    As a percent of total assets          16.44%       14.97%
                                      ==========   ==========

Inflation and Changing Prices
-----------------------------
Management is aware of the impact inflation has on interest rates and therefore, the impact it can have on the Bank's performance. The ability of a financial institution to cope with inflation can only be determined by analysis and monitoring of its asset and liability structure. The Bank does monitor its asset and liability position, with particular emphasis on the mix of interest rate-sensitive assets and liabilities in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from that of an industrial corporation in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Non-monetary items are those assets and liabilities which do not gain or lose purchasing power solely as a result of general price level changes. Examples of non-monetary items are premises and equipment.

Inflation can have a more direct impact on categories of noninterest expenses such as salaries and wages, employee benefit costs and supplies. These expenses normally fluctuate more in line with changes in general price level and are very closely monitored by Management for both the effects of inflation and increases relating to such items as staffing levels, usage of supplies and occupancy costs.

Capital Resources
-----------------
Capital management is an ongoing process that consists of providing equity for both current and future financial positioning. Philson manages its capital to execute its strategic business plans and support its growth and investments.
During 1996, Philson increased its capital base $1,865,000 or 9.65%, primarily through retained earnings. For 1995, the capital increased $1,551,000 or 8.72%.

Bank regulatory agencies have capital adequacy and risk-based capital adequacy guidelines by which they monitor the capital adequacy of financial institutions and holding companies.
Philson has complied with the regulatory requirements and expects to remain in compliance in the future.

The first measure is risked-based capital which measures the relationship between capital, segregated between Tier 1 and Tier
2 capital, and risk-weighted assets, as defined.

Tier 1 capital generally consists of stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries. Tier 2 capital includes the allowance for loan losses up to 1.25% of risk-weighted assets, cumulative preferred stock, term subordinated debt and other hybrid capital instruments. Total capital is reduced by such items as goodwill and other certain intangible assets. Additionally, Tier 2 capital cannot exceed 50% of the minimum capital requirements, which is 8% for 1996. Risk-weighted assets are derived by applying certain predetermined percentages, ranging from 0 to 100% to on-balance sheet assets and off-balance sheet items based upon their defined measure of credit risk.

The secured measure is the leverage capital ratio which evaluates capital adequacy based upon Tier 1 capital in relation to quarterly average assets, adjusted for the allowance for loan losses, goodwill and certain other intangible assets. The minimum leverage capital ratio for the highest rated institutions is 3%, with all other institutions expected to maintain higher ratios.

Furthermore, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the Federal Banking Regulators have set the minimum risk-based capital ratios for a well capitalized banking institution at 6% Tier 1 capital, 10% total capital and 5% leverage capital ratio. Philson has exceeded all these capital ratios and expects to exceed these ratios in the future to continue to be classified as a well capitalized bank. See page 16 of the Notes to Consolidated Financial Statements for more discussion.


Market for Philson's Common Stock and Dividends
-----------------------------------------------
Philson's Common Stock is traded locally. The following table sets forth: (1) the quarterly high and low prices for a share of Philson's Common Stock during the periods indicated as reported by the Management of Philson and (2) quarterly dividends on a Common Share with respect to each quarter since January 1, 1995. The following quotations represent the process between buyers and sellers and do not include retail markup, markdowns or commission. They may not necessarily represent actual transactions.

                                      STOCK PRICES
                            -------------------------------
                                                  Dividends
                              Low       High      Declared
                            -------   --------   ----------
1996:
-----
First Quarter                $46.00    $46.00         $.30
Second Quarter                50.00     51.50          .30
Third Quarter                 48.75     52.00          .30
Fourth Quarter                50.00     54.00          .35

                            -------   --------   ----------
1995:
-----
First Quarter                $45.00    $46.00         $.20
Second Quarter                43.50     51.50          .20
Third Quarter                 44.50     50.00          .20
Fourth Quarter                45.00     46.25          .30
