Form 10-K, Exhibit 13
period 1997-12-31
FIRST PHILSON FINANCIAL CORP
filed 1998-03-27
CIK 779784

                       FINANCIAL HIGHLIGHTS
                      (Dollars in thousands)
                       1997     1996     1995     1994     1993
                     -------- -------- -------- -------- --------
BALANCE SHEET DATA
--------------------
Total assets         $202,025 $197,665 $198,918 $191,945 $188,717
Total loans           105,293  100,654   92,632   89,242   90,340
Total deposits        174,243  173,480  170,858  166,700  164,717
Stockholders' equity   23,471   21,199   19,334   17,783   16,070

EARNINGS DATA
--------------------
Net interest income     8,702    8,070    7,429    7,173    6,967
Other income            1,017      942      887    1,012      953
Other expense           5,940    5,779    5,789    6,170    6,564
Net income              2,731    2,390    1,943    1,800    1,137

PER SHARE DATA
--------------------
Net income               1.57     1.37     1.12     1.03     0.65
Book value              13.47    12.17    11.10    10.21     9.22
Cash dividends
  paid                   0.38     0.31     0.22     0.05        -
Dividend payout
  ratio                 24.41    22.78    20.17     4.84        -

RATIOS
--------------------
Return on average
  assets                 1.35%    1.20%    0.99%    0.93%   0.59%
Return on average
  equity                12.17%   11.76%   10.44%   10.57%   7.29%
Average equity to
  average assets        11.12%   10.25%    9.49%    8.80%   8.12%
Net loans to
  deposits              58.86%   56.28%   52.53%   51.90%  53.17%

Per share information has been adjusted to reflect a four-for-one stock split.
