Form 10-K, Exhibit 13
period 1997-12-31
FIRST PHILSON FINANCIAL CORP
filed 1998-03-27
CIK 779784


                    CONSOLIDATED BALANCE SHEET
                     (Dollars in thousands)



                                             December 31,
                                          1997        1996
                                       ----------  ----------
ASSETS
Cash and due from banks                $   6,382   $   8,916
Interest-bearing deposits
  in other banks                             511           -
Federal funds sold                         8,900       6,500
Investment securities
  available for sale                      20,183         579
Investment securities
  held to maturity (market
  values of $57,767 and $78,750)          57,448      78,702
Total loans                              105,293     100,654
Less allowance for loan losses             2,729       3,017
                                       ----------  ----------
    Net loans                            102,564      97,637

Premises and equipment, net                3,008       2,393
Accrued interest receivable                1,849       1,707
Other assets                               1,180       1,231
                                       ----------  ----------
    TOTAL ASSETS                       $ 202,025   $ 197,665
                                       ==========  ==========

LIABILITIES
Deposits:
  Noninterest-bearing demand           $  22,549   $  20,567
  Interest-bearing demand                 25,086      25,094
  Savings                                 35,274      35,614
  Money market                            12,733      12,193
  Time                                    78,601      80,012
                                       ----------  ----------
    Total deposits                       174,243     173,480

Securities sold under
  agreements to repurchase                 1,674       1,168
U. S. Treasury demand notes                1,674         845
Accrued interest payable                     546         552
Other liabilities                            417         421
                                       ----------  ----------
    TOTAL LIABILITIES                    178,554     176,466
                                       ----------  ----------
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value;
  10,000,000 shares authorized,
  1,742,400 shares issued and
  outstanding                              4,356       4,356
Capital surplus                           11,644       2,354
Retained earnings                          7,245      14,470
Unrealized gain on securities                226          19
                                       ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY            23,471      21,199
                                       ----------  ----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY             $ 202,025   $ 197,665
                                       ==========  ==========

See accompanying notes to the consolidated financial statements.


                 CONSOLIDATED STATEMENT OF INCOME
         (Dollars in thousands, except per share amounts)

                                    Year Ended December 31,
                                  1997       1996       1995
                                --------   --------   --------
INTEREST INCOME
Interest and fees on loans      $ 9,301    $ 8,667    $ 8,249
Interest-bearing
  deposits in other banks            16          -          6
Federal funds sold                  597        390        730
Investment securities:
  Taxable interest                3,993      4,340      3,969
  Tax exempt interest               634        662        692
                                --------   --------   --------
    Total interest income        14,541     14,059     13,646
                                --------   --------   --------

INTEREST EXPENSE
Deposits                          5,741      5,853      5,949
Securities sold under
  agreements to repurchase           62        108        233
U. S. Treasury demand notes          36         28         35
                                --------   --------   --------
   Total interest expense         5,839      5,989      6,217
                                --------   --------   --------

NET INTEREST INCOME               8,702      8,070      7,429
                                --------   --------   --------

Provision for loan losses            20          -          -
                                --------   --------   --------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES       8,682      8,070      7,429
                                --------   --------   --------

OTHER INCOME
Service charges on
  deposit accounts                  621        555        523
Other income                        396        387        364
                                --------   --------   --------
  Total other income              1,017        942        887
                                --------   --------   --------

OTHER EXPENSE
Salaries and employee
  benefits                        3,184      3,007      3,044
Occupancy expense, net              344        462        311
Equipment expense                   487        502        559
Other expense                     1,925      1,808      1,875
                                --------   --------   --------
   Total other expense            5,940      5,779      5,789
                                --------   --------   --------

Income before income taxes        3,759      3,233      2,527
Income tax expense                1,028        843        584
                                --------   --------   --------
NET INCOME                      $ 2,731    $ 2,390    $ 1,943
                                ========   ========   ========

EARNINGS PER SHARE              $  1.57    $  1.37    $  1.12

WEIGHTED AVERAGE SHARES
  OUTSTANDING                 1,742,400  1,742,400  1,742,400

See accompanying notes to the consolidated financial statements.

                              6


  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       (Dollars in thousands, except per share amounts)




                                          Unrealized
                  Common Capital Retained   Gain on
                  Stock  Surplus Earnings Securities   Total
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1994  $4,356 $2,354  $11,073  $       -  $17,783
Net income                         1,943               1,943
Cash dividends
($.22 per share)                    (392)               (392)
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1995   4,356  2,354   12,624          -   19,334
Net income                         2,390               2,390
Cash dividends
($.31 per share)                    (544)               (544)
Unrealized gain
 on securities                                   19       19
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1996   4,356  2,354   14,470         19   21,199
Net income                         2,731               2,731
Transfer                  9,290   (9,290)                  -
Cash dividends
($.38 per share)                    (666)               (666)
Unrealized gain
 on securities                                  207      207
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1997  $4,356 $11,644 $ 7,245  $     226  $23,471
                  ====== ======= ======== ========== ========

See accompanying notes to the consolidated financial statements.

                              7


            CONSOLIDATED STATEMENT OF CASH FLOWS
                    (Dollars in thousands)

                                    Year Ended December 31,
                                  1997       1996       1995
                                --------   --------   --------
OPERATING ACTIVITIES
  Net income                    $ 2,731    $ 2,390    $ 1,943
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Provision for loan
        losses                       20          -          -
      Depreciation,
        amortization
        and accretion, net          224        315        586
      Decrease (increase) in
       accrued interest
       receivable                  (142)       214       (197)
      Increase (decrease) in
        accrued interest
        payable                      (6)       (38)       142
      Deferred income tax            60          5         63
      Other, net                   (119)      (113)      (193)
                                --------   --------   --------
        Net cash provided by
          operating activities    2,768      2,773      2,344
                                --------   --------   --------

INVESTING ACTIVITIES
  Net decrease (increase)
    in interest-bearing
    deposits in other banks        (511)         -        175
  Proceeds from maturities
    and repayments of
    investment securities
    held to maturity             25,304     27,839     23,328
  Purchase of investment
    securities
      Held to maturity           (3,985)   (18,401)   (24,861)
      Available for sale        (19,278)      (551)         -
  Net increase in loans          (4,950)    (7,897)    (3,304)
  Purchase of premises and
    equipment                      (914)      (242)       (52)
  Proceeds from sales of
    other real estate owned           -         62         20
                                --------   --------   --------
        Net cash provided
          by (used for)
          investing activities   (4,334)       810     (4,694)
                                --------   --------   --------

FINANCING ACTIVITIES
  Net increase in deposits          763      2,622      4,159
  Increase (decrease) in
    securities sold under
    agreements to repurchase        506     (6,194)     1,599
  Increase (decrease) in U. S.
    Treasury Demand Notes           829        562       (290)
  Cash dividends paid              (666)      (544)      (392)
                                --------   --------   --------
        Net cash provided by
          (used for) financing
          activities              1,432     (3,554)     5,076
                                --------   --------   --------
        Increase (decrease)
          in cash and cash
          equivalents              (134)        29      2,726

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR              15,416     15,387     12,661
                                --------   --------   --------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                   $15,282    $15,416    $15,387
                                ========   ========   ========

See accompanying notes to the consolidated financial statements.

                              8

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
-------------------------------------------------------------
   A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

   Nature of Operations and Basis of Presentation
   ----------------------------------------------

   First Philson Financial Corporation ("Philson") is a Delaware corporation and is registered under the Bank Holding Company Act. Philson was organized to be the holding company of First Philson Bank, N.A. (the "Bank"). Flex Financial Consumer Discount Company ("Flex") was incorporated, under the laws of Pennsylvania, in May 1997 and began operations in September 1997. Flex is a wholly-owned subsidiary of Philson and provides consumer loans within the surrounding market area. Philson and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on commercial mortgage, residential real estate, consumer, and commercial loan financing, as well as interest earnings on investment securities and deposit services to its customers. The Bank is a federally chartered national association which provides banking services to communities in south-central and southwestern Pennsylvania. Philson is supervised by the Federal Reserve Board, the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, and Flex is subject to regulation and supervision by the Pennsylvania Department of Banking.

   The consolidated financial statements include the accounts of Philson and its subsidiaries, the Bank, and Flex.
   All intercompany items have been eliminated in consolidation. Laurel Highlands Life Insurance Company, previously a wholly-owned subsidiary of Philson, was dissolved on September 29, 1995.

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

   Investment Securities
   ---------------------

   Investment securities are classified, at the time of purchase, based upon management's intentions, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates a level yield and recognized as adjustments of interest income. Certain debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of deferred tax, until realized. Realized securities gains and losses, if any, are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

   Loans
   -----

   Interest on all loans is recognized as interest income on the accrual method. For loans on which interest is 90 days past due, accrual of income is discontinued, and any previously accrued interest is reversed against current income. Income is subsequently recognized only to the extent that cash payments are received until the loan is current and, in management's judgement, the borrower has the ability and intent to make periodic interest and principal payments, at which time the loan is returned to accrual status.

   Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

   Allowance for Loan Losses
   -------------------------

   Effective January 1, 1995, Philson adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, Philson estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement No. 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. The adoption of these statements did not have a material effect on Philson's financial position or results of operations.

   Impaired loans are commercial and commercial real estate loans for which it is probable that Philson will not be able to collect all amounts due according to the contractual terms of the loan agreement. Philson individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Philson may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
   (Continued)
------------------------------------------------------------
   these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

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

   Employee Benefit Plans
   ----------------------

   Employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of Philson. Contributions to the employee savings plan are made at the discretion of the Board of Directors.

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

   Earnings Per Share
   ------------------

   Earnings per share computations are based upon the weighted number of shares outstanding which was 1,742,400 for all reported periods.

   In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards Statement No. 128, "Earnings Per Share" ("EPS"). The Statement establishes new standards for computing and presenting EPS and requires dual presentation of "basic" and "diluted" EPS on the face of the income statement.
   The provisions of the statement will be effective for the period beginning December 1997. Philson currently maintains a simple capital structure, therefore there are no dilutive effects on earnings per share.

   Cash Flow Information
   ---------------------

   Philson has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks and Federal funds sold. Cash payments for interest in 1997, 1996, and 1995 were $5,845,000,
   $6,027,000, and $6,075,000, respectively. Cash payments for income taxes in 1997, 1996, and 1995 were $982,000, $815,000, and $405,000, respectively.

   Pending Accounting Pronouncements
   ---------------------------------

   In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial
   Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No. 125."
   The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
   (Continued)
--------------------------------------------------------------
   In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997.
   The adoption of this statement is not expected to have a material impact on financial position or results of operations.

   Reclassification of Comparative Amounts
   ---------------------------------------

   Certain comparative amounts for prior years have been reclassified to conform to current year presentations.
   Such reclassifications did not effect net income.

2. COMMON STOCK SPLIT
------------------------------------------------------------
   On August 19, 1997, the Board of Directors approved a four-for-one stock split. In conjunction therewith, on October 21, 1997, the stockholders approved an increase in the number of authorized shares from 500,000 to 10,000,000 and changed the par value from $10.00 to $2.50. All references to the number of common shares and per share amounts for 1996 and 1995 have been restated to reflect the stock split.

3. INVESTMENT SECURITIES
-------------------------------------------------------------
   The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows (dollars in thousands):


                                      1997
                  --------------------------------------------
                               Gross       Gross     Estimated
                  Amortized  Unrealized  Unrealized    Market
                     Cost      Gains       Losses      Value
                  ---------  ----------  ----------  ---------
   AVAILABLE
     FOR SALE
   U. S.
     Treasury
     securities   $    995   $       7   $       -   $  1,002
   U. S.
     Government
     agency
     securities      5,052          30          (1)     5,081
   Obligations
     of states
     and
     political
     subdivisions    1,284           6           -      1,290
   Corporate
     notes          11,580          74          (5)    11,649
                  ---------  ----------  ----------  ---------
   Total debt
     securities     18,911         117          (6)    19,022
   Equity
     securities   $    929         232           -      1,161
                  ---------  ----------  ----------  ---------
   Total debt
     and
     equity
     securities   $ 19,840   $     349   $      (6)  $ 20,183
                  =========  ==========  ==========  =========



                                      1996
                  --------------------------------------------
                                Gross       Gross    Estimated
                  Amortized  Unrealized  Unrealized    Market
                    Cost        Gains      Losses      Value
                  ---------  ----------  ----------  ---------
   AVAILABLE
     FOR SALE
   Equity
     securities   $    551   $      30   $      (2)  $    579
                  =========  ==========  ==========  =========


-------------------------------------------------------------

                                      1997
                 --------------------------------------------
                              Gross       Gross     Estimated
                 Amortized  Unrealized  Unrealized    Market
                   Cost       Gains       Losses      Value
                 ---------  ----------  ----------  ---------
   HELD TO
     MATURITY
   U. S.
     Treasury
     securities   $  6,988   $      15   $      (9)   $ 6,994
   U. S.
     Government
     agency
     securities     32,187         107         (96)    32,198
   Obligations of
     states and
     political
     subdivisions    9,876         251          (1)    10,126
   Corporate
     notes           7,748          25          (3)     7,770
   Mortgage-
     backed
     securities        649          30           -        679
                  ---------  ----------  ----------  ---------
   Total          $ 57,448   $     428   $    (109)  $ 57,767
                  =========  ==========  ==========  =========




                                      1996
                  --------------------------------------------
                               Gross       Gross     Estimated
                  Amortized  Unrealized  Unrealized    Market
                    Cost       Gains       Losses      Value
                  ---------  ----------  ----------  ---------
   HELD TO
     MATURITY
   U. S.
     Treasury
     securities   $ 11,987   $       4   $     (62)  $ 11,929
   U. S.
     Government
     agency
     securities     38,961         149        (280)    38,830
   Obligations
     of states
     and
     political
     subdivisions   12,214         186         (14)    12,386
   Corporate
     notes          14,664          44         (24)    14,684
   Mortgage-
     backed
     securities        876          45           -        921
                  ---------  ----------  ----------  ---------
     Total        $ 78,702   $     428   $    (380)  $ 78,750
                  =========  ==========  ==========  =========

   The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                    Available for Sale      Held to Maturity
                   --------------------   --------------------
                              Estimated              Estimated
                   Amortized    Market     Amortized   Market
                     Cost       Value        Cost      Value
                   ---------- ---------   ---------- ---------
   Due in one
     year or less  $     385  $    386    $  25,646  $ 25,585
   Due after one
     year through
     five years       18,018     8,128       24,592    24,774
   Due after five
     years through
     ten years           508       508        4,082     4,176
   Due after
     ten years             -         -        3,128     3,232
                   ---------- ---------   ---------- ---------
     Total         $  18,911  $ 19,022    $  57,448  $ 57,767
                   ========== =========   ========== =========

   Investment securities with an amortized cost of $24,966,000 and $25,760,000 and an estimated market value of $25,025,000 and $25,751,000 were pledged to secure public deposits and other purposes as required by law at December 31, 1997 and 1996, respectively.

4. LOANS
-------------------------------------------------------------
   Major classifications of loans are summarized as follows
   (dollars in thousands):


                            1997                 1996
                     -------------------  -------------------
                                Percent              Percent
                      Amount    of Total   Amount    of Total
                     --------  ---------  --------  ---------
   Commercial,
     financial, and
     agricultural    $ 19,244    18.28%   $ 17,891    17.77%
   Real estate -
     mortgage:
       Residential     61,616    58.52      58,797    58.42
       Commercial      11,412    10.84      10,916    10.84
   Installment loans
     to individuals    13,021    12.36      13,050    12.97
                     --------  ---------  --------  ---------
       Total loans    105,293   100.00%    100,654   100.00%
                               =========            =========
   Less allowance
     for loan losses    2,729                3,017
                     --------             --------
       Net loans     $102,564             $ 97,637
                     ========             ========

   Loan maturities and rate sensitivity of the loan portfolio, exclusive of real estate mortgage loans, and consumer installment loans, at December 31, 1997, are as follows
   (dollars in thousands):

                      Within     One to       After
                     One Year  Five Years  Five Years   Total
                     --------  ----------  ----------  -------
   Commercial,
     financial, and
     agricultural    $ 11,257  $    5,118  $    2,869  $19,244
                     ========  ==========  ==========  =======
   Loans at fixed
     interest rates  $  2,988  $    5,118  $    2,869  $10,975
   Loans at variable
     interest rates     8,269           -           -    8,269
                     --------  ----------  ----------  -------
                     $ 11,257  $    5,118  $    2,869  $19,244
                     ========  ==========  ==========  =======

   Included in the table above are loans at fixed interest rates of $7,987,000 that mature or reprice after one year. Generally, loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes written with maturities of 90 to 180 days, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Short-term notes are generally permitted two renewals, prior to being placed on a fixed payment schedule.

   Loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $736,000 at December 31, 1997. These loans were made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with other persons. An analysis of these related party loans for 1997 follows (dollars in thousands):

                                    Amounts
        1996       Additions       Collected       1997
     ----------   -----------     -----------   ----------
     $     724    $      588      $      576    $     736

   Philson's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Philson also selectively funds residential loans originated outside of its trade area provided such loans meet Philson's credit policy guidelines. Although
   Philson has a diversified loan portfolio at December 31, 1997 and 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate market area.

   Philson has nonaccrual loans of $364,000 and $676,000 at December 31, 1997 and 1996, which in management's opinion did not meet the definition of impaired in accordance with Statement No. 114. Interest income on loans would be increased by $17,000 in 1996 if these loans had performed in accordance with their original terms. There was no effect to interest income in 1997 as a result of these loans.

5. ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------
   Changes in the allowance for loan losses for the years ended December 31, 1997, 1996, and 1995 are as follows
   (dollars in thousands):

                            1997        1996        1995
                          --------    --------    --------
   Balance, January 1     $ 3,017     $ 2,882     $ 2,727
   Add:
     Provisions charged
       to operations           20           -           -
     Recoveries               290         379         404
   Less loans charged off     598         244         249
                          --------    --------    --------
   Balance, December 31   $ 2,729     $ 3,017     $ 2,882
                          ========    ========    ========

6. PREMISES AND EQUIPMENT, NET
-------------------------------------------------------------
   Major classifications of premises and equipment are summarized as follows (dollars in thousands):

                                      1997          1996
                                   ----------    ----------
   Land and land improvements      $     153     $     145
   Premises                            3,367         3,164
   Furniture and equipment             3,535         3,296
                                   ----------    ----------
                                       7,055         6,605
   Less accumulated depreciation       4,047         4,212
                                   ----------    ----------
     Total                         $   3,008     $   2,393
                                   ==========    ==========

   Depreciation expense amounted to $298,000, $301,000, and $388,000 in 1997, 1996, and 1995, respectively.

7. DEPOSITS
--------------------------------------------------------------
   Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $5,226,000 and $6,505,000 at December 31, 1997 and 1996, respectively. Interest expense on certificates of deposits of $100,000 or more was $292,000, $315,000, and $248,000 in 1997, 1996, and 1995, respectively.

   Maturities on time deposits of $100,000 or more are as follows (dollars in thousands):

                                      1997          1996
                                   ----------    ----------
   Three months or less            $     754     $   1,036
   Three to twelve months              2,588         3,585
   Over one year                       1,884         1,884
                                   ----------    ----------
   Total                           $   5,226     $   6,505
                                   ==========    ==========

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
------------------------------------------------------------
   The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                               1997             1996
                          --------------   --------------
                          Amount   Rate    Amount   Rate
                          ------  ------   ------  ------
   Balance at year end    $1,674   3.97%   $1,168   4.03%
   Average balance
     outstanding
     during the year       1,553   4.03     3,483   3.11
   Maximum amount
     outstanding
     at any month end      3,719            8,173


   Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

   Investments in U.S. Government agency securities with market values in excess of outstanding balances of securities sold under agreement to repurchase have been pledged at December
   31, 1997 and 1996.

9. INCOME TAXES
--------------------------------------------------------------
   The provision for income taxes consists of the following
   (dollars in thousands):

                            1997        1996        1995
                          --------    --------    --------
   Currently payable      $   968     $   838     $   521
   Deferred                    60           5          63
                          --------    --------    --------
     Total provision      $ 1,028     $   843     $   584
                          ========    ========    ========

   The components of the net deferred tax asset at December
   31, 1997 and 1996, are as follows (dollars in thousands):

                                      1997          1996
                                   ----------    ----------
   Deferred Tax Assets:
     Allowance for loan losses     $     691     $     698
     Premises and equipment, net           -             2
     Other, net                           11            16
                                   ----------    ----------
       Total deferred tax assets         702           716
                                   ----------    ----------

   Deferred Tax Liabilities:
     Deferred loan origination
       fees, net                          25             8
     Unrealized gain on
       securities                        117            10
     Employee benefit plans               54            21
     Other, net                            -             4
                                   ----------    ----------
       Total deferred tax
         liabilities                     196            43
                                   ----------    ----------
       Net deferred tax asset      $     506     $     673
                                   ==========    ==========

   No valuation allowance was established at December 31, 1997, in view of Philson's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by Philson's earnings potential.

   The reconciliation of the statutory rate and the effective income tax rate is as follows (dollars in thousands):


                            1997                 1996
                     -----------------    -----------------
                                 % of                 % of
                               Pre-tax              Pre-tax
                     Amount    Income     Amount    Income
                     -------   -------    -------   -------
   Provision
     at statutory
     rate            $1,278      34.0%    $1,099      34.0%
   Effect of tax
     free income       (276)     (7.3)      (290)     (9.0)
   Other                 26       0.7         34       1.1
                     -------   -------    -------   -------
   Actual tax
     expense and
     effective rate  $1,028      27.4%    $  843      26.1%
                     =======   =======    =======   =======


                                1995
                          -----------------
                                      % of
                                    Pre-tax
                          Amount    Income
                          -------   -------
   Provision
     at statutory
     rate                 $  859      34.0%
   Effect of tax
     free income            (290)    (11.5)
   Other                      15       0.6
                          -------   -------
   Actual tax
     expense and
     effective rate       $  584      23.1%
                          =======   =======

10. EMPLOYEE BENEFITS
------------------------------------------------------------
   Defined Benefit Pension Plan
   ----------------------------

   Philson sponsors a trusteed, non-contributory benefit pension plan covering all eligible employees and officers. The Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. Philson's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the Plan's actuary.

------------------------------------------------------------
   Pension expense includes the following components (dollars in thousands):

                            1997        1996        1995
                          --------    --------    --------
  Service costs of the
    current period        $    74     $    67     $    67
  Interest cost on
    projected benefit
    obligation                 38          29          36
  Actual return on
    plan assets               (43)        (23)        (49)
  Net amortization
    and deferral                -         (18)         58
                          --------    --------    --------
      Net periodic
        pension cost      $    69     $    55     $   112
                          ========    ========    ========

   The actuarial present value of accumulated benefit obligations at December 31, 1997 and 1996, was $436,000 and $287,000 including vested benefit obligations of $396,000 and $254,000, respectively. The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1997 and 1996 (dollars in thousands):


                                      1997          1996
                                   ----------    ----------
   Plan assets at fair value       $     683     $     504
   Projected benefit obligation          599           514
                                   ----------    ----------
   Projected benefit obligation
     in excess of plan                    84           (10)
   Unrecognized loss from past
     experience different from
     that assumed                         82            94
   Unrecognized net
     transition asset                    (43)          (46)
                                   ----------    ----------
       Prepaid pension cost        $     123     $      38
                                   ==========    ==========

   The Plan assets are invested in U. S. Government agency securities, obligations of states and political subdivisions, corporate notes, and equity securities under the control of the Plan's trustees as of December 31, 1997.

   The weighted discount rate used to measure the projected benefit obligation is 7.50% for 1997, and 7.00% for 1996, and 1995. The rate of increase in future compensation levels is 4.00% and the long-term rate of return on assets is 8.25% for 1997, 1996, and 1995. The Plan utilizes the straight-line method of amortization for unrecognized gains and losses.

   Savings and Investment Plans
   ----------------------------

   Philson currently sponsors a Section 401(k) employee savings and investment plan for substantially all employees and officers. Philson's contribution to the plan is based on 50% matching of voluntary contributions of up to 8% of individual compensation. Employee contributions are vested at all times, and Philson's contributions are fully vested after seven years. The 1997, 1996, and 1995 expense related to this plan was $74,000, $68,000, and $62,000, respectively.

   Employee Stock Ownership Plan
   -----------------------------

   Philson sponsors an Employee Stock Ownership Plan which enables qualifying employees to acquire shares of Philson's common stock. At December 31, 1997, 161,464 shares or 9.27% of Philson's stock were held by the plan. Contributions to the plan are made at the discretion of the Board of Directors. Philson made no contribution for the years ended December 31, 1997, 1996, and 1995.

11. OTHER EXPENSES
-------------------------------------------------------------
   Other expenses for the years ended December 31, 1997, 1996, and 1995 consist of the following (dollars in thousands):

                            1997        1996        1995
                          --------    --------    --------
   Professional fees      $   167     $   184     $   113
   Pennsylvania bank
     shares tax               170         163         156
   Postage                    145         166         145
   Deposit Insurance
     premiums                  22           2         218
   Other                    1,421       1,293       1,243
                          --------    --------    --------
     Total                $ 1,925     $ 1,808     $ 1,875
                          ========    ========    ========

                              16

12. COMMITMENTS AND CONTINGENT LIABILITIES
-------------------------------------------------------------

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

                                     1997          1996
                                  ----------    ----------
   Commitments to extend credit   $  15,352     $  12,459
   Standby letters of credit          1,005           869
                                  ----------    ----------
     Total                        $  16,357     $  13,328
                                  ==========    ==========

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

13. REGULATORY MATTERS
-------------------------------------------------------------
   The approval of the Comptroller of the Currency is required before any dividends are declared if the total of all dividends declared by a national bank in any calendar year would exceed net profits, as defined for that year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank to Philson in 1998, without the approval of the Comptroller, is $3,053,000 plus 1998 profits retained up to the date of the dividend declaration.

   Included in cash and due from banks are required federal reserves of $1,189,000 and $1,126,000 at December 31, 1997 and 1996, respectively, for facilitating the implementation of monetary policy by the Federal Reserve
   System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal
   Reserve Bank.

14. REGULATORY CAPITAL REQUIREMENTS
-------------------------------------------------------------
   Philson (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on Philson's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Philson and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by the regulatory capital standards to ensure capital adequacy require Philson and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that Philson and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1997, the most recent notification from the Federal Reserve Board and the Office of the Comptroller of the Currency have categorized Philson and the Bank as well capitalized under the regulatory framework for
   prompt corrective action.   To be categorized as well
   capitalized they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios of at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed Philson's and the Bank's category.

-------------------------------------------------------------
   The following table reflects Philson's capital ratios and minimum requirements at December 31 (dollars in thousands). The Bank's capital ratios are substantially the same as Philson.

                               1997               1996
                         ----------------   ----------------
                          Amount   Ratio     Amount   Ratio
                         -------- -------   -------- -------
   Total Capital (to
     Weighted Assets)
   -------------------
   Actual                $24,770   20.51%   $22,588   20.34%
   For Capital
     Adequacy Purposes     9,662    8.00      8,884    8.00
   To Be Well
     Capitalized          12,077   10.00     11,105   10.00

   Tier I Capital (to
     Weighted Assets)
   -------------------
   Actual                $23,245   19.25%   $21,180   19.07%
   For Capital
     Adequacy Purposes     4,831    4.00      4,442    4.00
   To Be Well
     Capitalized           7,246    6.00      6,663    6.00

   Tier I Capital (to
     Average Assets)
   -------------------
   Actual                $23,245   11.40%   $21,180   10.58%
   For Capital
     Adequacy Purposes     8,153    4.00      8,006    4.00
   To Be Well
     Capitalized          10,192    5.00     10,008    5.00


15. FAIR VALUE DISCLOSURE
--------------------------------------------------------------
   The estimated fair values of Philson's financial instruments are as follows (dollars in thousands):

                            1997                   1996
                     -------------------   -------------------
                               Estimated             Estimated
                     Carrying    Fair      Carrying    Fair
                      Amount     Value      Amount     Value
                     --------- ----------  --------- ---------
   FINANCIAL ASSETS
   Cash and due
     from banks,
     interest-
     bearing
     deposits in
     other banks,
     and federal
     funds sold      $ 15,793   $ 15,793   $ 15,416  $ 15,416
   Investment
     securities        77,631     77,950     79,281    79,329
   Net loans          102,564    102,367     97,637   100,074
   Accrued interest
     receivable         1,849      1,849      1,707     1,707
                     --------- ----------  --------- ---------
     Total financial
       assets        $197,837  $ 197,959   $194,041  $196,526
                     ========= ==========  ========= =========

   FINANCIAL
     LIABILITIES
   Deposits          $174,243   $173,812   $173,480  $173,167
   Securities
     sold under
     agreements to
     repurchase         1,674      1,674      1,168     1,168
   U. S. Treasury
     demand notes       1,674      1,674        845       845
   Accrued interest
     payable              546        546        552       552
                     --------- ----------  --------- ---------
     Total financial
       liabilities   $178,137   $177,706   $176,045  $175,732
                     ========= ==========  ========= =========

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

   If no readily available market price exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows and future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the

-------------------------------------------------------------
   assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

   As certain assets and liabilities such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of Philson.

   Philson employed simulation modeling in determining the estimated fair value of financial instruments for which quoted prices were not available based upon the following assumptions:

   The fair value of cash and due from banks, interest-bearing deposits in other banks, federal funds sold, accrued interest receivable, securities sold under agreements to repurchase, U. S. Treasury demand notes, and accrued interest payable is equal to the current book value.

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

16.CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
   FINANCIAL CORPORATION (PARENT COMPANY ONLY)
-----------------------------------------------------------

                    CONDENSED BALANCE SHEET
                    (Dollars in thousands)
                                         December 31,
                                      1997          1996
                                   ----------    ----------
   ASSETS
     Interest-bearing deposits
       in subsidiary               $     129     $       6
     Time deposits in subsidiary           -           310
     Investment securities
       available for sale                960           378
     Investment in bank
       subsidiary                     21,994        20,514
     Investment in non-bank
       subsidiary                        467             -
                                   ----------    ----------
       TOTAL ASSETS                $  23,550     $  21,208
                                   ==========    ==========

   LIABILITIES
     Other liabilities             $      79     $       9

   STOCKHOLDERS' EQUITY               23,471        21,199
                                   ----------    ----------
       TOTAL LIABILITIES
         AND STOCKHOLDERS'
         EQUITY                    $  23,550     $  21,208
                                   ==========    ==========

                             19

16.CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
   FINANCIAL CORPORATION (PARENT COMPANY ONLY) (Continued)
------------------------------------------------------------

                  CONDENSED STATEMENT OF INCOME
                     (Dollars in thousands)

                                 Year Ended December 31,
                                1997      1996      1995
                              --------  --------  --------
   INCOME
     Dividends from
       subsidiary             $ 1,385   $   755   $   432
     Interest income               42        31        24
     Other income                  12         -        35
                              --------  --------  --------
       Total income             1,439       786       491
                              --------  --------  --------
   EXPENSE
     Other expense                 82        42        29
                              --------  --------  --------
       Total expense               82        42        29
                              --------  --------  --------

   Income before equity in
     undistributed earnings
     of subsidiaries            1,357       744       462
   Equity in undistributed
     earnings of subsidiaries   1,374     1,646     1,481
                              --------  --------  --------
   NET INCOME                 $ 2,731   $ 2,390   $ 1,943
                              ========  ========  ========

                CONDENSED STATEMENT OF CASH FLOWS
                     (Dollars in thousands)
                                  Year Ended December 31,
                                 1997      1996      1995
                               --------  --------  --------
   OPERATING ACTIVITIES
     Net income                $ 2,731   $ 2,390   $ 1,943
     Adjustments to reconcile
       net income to net
       cash provided by
       operating activities:
         Undistributed
           earnings in
           subsidiaries         (1,374)   (1,646)   (1,481)
         Other, net                  -        (4)        4
                               --------  --------  --------
           Net cash provided
             by operating
             activities          1,357       740       466
                               --------  --------  --------

   INVESTING ACTIVITIES
     Purchase of investment
       securities available
       for sale                   (378)     (350)        -
     Maturity of investment
       securities held to
       maturity                      -        99         -
     Purchase of time
       deposits in subsidiary        -      (100)        -
     Maturity of time deposits     310         -         -
     Proceeds from dissolution
       of non-bank
       subsidiary, net               -         -        85
     Investment in Flex           (500)        -         -
                               --------  --------  --------
           Net cash provided
             by (used for)
             investing
             activities           (568)     (351)       85
                               --------  --------  --------

   FINANCING ACTIVITIES
     Cash dividends paid          (666)     (544)     (392)
                               --------  --------  --------
           Net cash used
             for financing
             activities           (666)     (544)     (392)
                               --------  --------  --------
           Increase (decrease)
             in cash and cash
             equivalents           123      (155)      159

   CASH AND CASH EQUIVALENTS
     AT BEGINNING OF YEAR            6       161         2
                               --------  --------  --------

   CASH AND CASH EQUIVALENTS
     AT END OF YEAR            $   129   $     6   $   161
                               ========  ========  ========