Form 10-K, Exhibit 13
period 1998-12-31
FIRST PHILSON FINANCIAL CORP
filed 1999-03-30
CIK 779784

                       FINANCIAL HIGHLIGHTS
                      (Dollars in thousands)
                       1998     1997     1996     1995     1994
                     -------- -------- -------- -------- --------
--------------------
BALANCE SHEET DATA
 Total assets        $213,607 $202,025 $197,665 $198,918 $191,945
 Total loans          107,555  105,293  100,654   92,632   89,242
 Total deposits       185,130  174,243  173,480  170,858  166,700
 Stockholders'equity   25,589   23,471   21,199   19,334   17,783

--------------------
EARNINGS DATA
 Net interest income    9,131    8,702    8,070    7,429    7,173
 Other income           1,025    1,017      942      887    1,012
 Other expense          6,292    5,940    5,779    5,789    6,170
 Net income             2,781    2,731    2,390    1,943    1,800

--------------------
PER SHARE DATA
 Net income              1.60     1.57     1.37     1.12     1.03
 Book value             14.69    13.47    12.17    11.10    10.21
 Cash dividends
   paid                  0.49     0.38     0.31     0.22     0.05
 Dividend payout
   ratio                31.03    24.41    22.78    20.17     4.84

--------------------
RATIOS
 Return on average
   assets                1.33%    1.35%    1.20%    0.99%   0.93%
 Return on average
   equity               11.24%   12.17%   11.76%   10.44%  10.57%
 Average equity to
   average assets       11.80%   11.12%   10.25%    9.49%   8.80%
 Net loans to
   deposits             56.62%   58.86%   56.28%   52.53%  51.90%
--------------------

Per share information has been adjusted to reflect a four-for-one stock split for all years prior to 1997.
