Form 10-K, Exhibit 13
period 1998-12-31
FIRST PHILSON FINANCIAL CORP
filed 1999-03-30
CIK 779784


                    CONSOLIDATED BALANCE SHEET
                     (Dollars in thousands)



                                             December 31,
                                          1998        1997
                                       ----------  ----------
ASSETS
Cash and due from banks                $  10,301   $   6,382
Interest-bearing deposits
  in other banks                               -         511
Federal funds sold                         2,700       8,900
Investment securities
  available for sale                      42,690      20,183
Investment securities
  held to maturity (market
  values of $47,006 and $57,767)          46,554      57,448

Total loans                              107,555     105,293
Less allowance for loan losses             2,731       2,729
                                       ----------  ----------
    Net loans                            104,824     102,564

Premises and equipment, net                3,512       3,008
Accrued interest receivable                1,886       1,849
Other assets                               1,140       1,180
                                       ----------  ----------
    TOTAL ASSETS                       $ 213,607   $ 202,025
                                       ==========  ==========

LIABILITIES
Deposits:
  Noninterest-bearing demand           $  24,663   $  22,549
  Interest-bearing demand                 29,087      25,086
  Savings                                 37,070      35,274
  Money market                            11,991      12,733
  Time                                    82,319      78,601
                                       ----------  ----------
    Total deposits                       185,130     174,243

Securities sold under
  agreements to repurchase                 1,807       1,674
U. S. Treasury demand notes                  134       1,674
Accrued interest payable                     553         546
Other liabilities                            394         417
                                       ----------  ----------
    TOTAL LIABILITIES                    188,018     178,554
                                       ----------  ----------
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value;
  10,000,000 shares authorized,
  1,742,400 shares issued and
  outstanding                              4,356       4,356
Capital surplus                           11,644      11,644
Retained earnings                          9,163       7,245
Unrealized gain on securities                426         226
                                       ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY            25,589      23,471
                                       ----------  ----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY             $ 213,607   $ 202,025
                                       ==========  ==========

See accompanying notes to the consolidated financial statements.


                 CONSOLIDATED STATEMENT OF INCOME
         (Dollars in thousands, except per share amounts)

                                    Year Ended December 31,
                                  1998       1997       1996
                                --------   --------   --------
INTEREST INCOME
Interest and fees on loans      $ 9,552    $ 9,301    $ 8,667
Interest-bearing
  deposits in other banks            21         16          -
Federal funds sold                  706        597        390
Investment securities:
  Taxable interest                4,083      3,993      4,340
  Tax-exempt interest               633        634        662
                                --------   --------   --------
    Total interest income        14,995     14,541     14,059
                                --------   --------   --------

INTEREST EXPENSE
Deposits                          5,753      5,741      5,853
Securities sold under
  agreements to repurchase           76         62        108
U. S. Treasury demand notes          35         36         28
                                --------   --------   --------
   Total interest expense         5,864      5,839      5,989
                                --------   --------   --------

NET INTEREST INCOME               9,131      8,702      8,070

Provision for loan losses            44         20          -
                                --------   --------   --------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES       9,087      8,682      8,070
                                --------   --------   --------

OTHER INCOME
Service charges on
  deposit accounts                  595        621        555
Other income                        430        396        387
                                --------   --------   --------
  Total other income              1,025      1,017        942
                                --------   --------   --------

OTHER EXPENSE
Salaries and employee
  benefits                        3,391      3,184      3,007
Occupancy expense, net              332        344        462
Equipment expense                   585        487        502
Other expense                     1,984      1,925      1,808
                                --------   --------   --------
   Total other expense            6,292      5,940      5,779
                                --------   --------   --------

Income before income taxes        3,820      3,759      3,233
Income tax expense                1,039      1,028        843
                                --------   --------   --------
NET INCOME                      $ 2,781    $ 2,731    $ 2,390
                                ========   ========   ========

EARNINGS PER SHARE              $  1.60    $  1.57    $  1.37

WEIGHTED AVERAGE SHARES
  OUTSTANDING                 1,742,400  1,742,400  1,742,400

See accompanying notes to the consolidated financial statements.

                              7


  CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
       (Dollars in thousands, except per share amounts)




                                          Unrealized
                  Common Capital Retained   Gain on
                  Stock  Surplus Earnings Securities   Total
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1995  $4,356 $2,354  $12,624  $       -  $19,334

Net income                         2,390               2,390

Other Comprehen-
 sive Income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                              19       19

Comprehensive
 Income

Cash dividends
($.31 per share)                    (544)               (544)
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1996   4,356  2,354   14,470         19   21,199

Net income                         2,731               2,731

Other comprehen-
 sive income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                             207      207

Comprehensive
 Income


Transfer                  9,290   (9,290)                  -

Cash dividends
($.38 per share)                    (666)               (666)
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1997   4,356 11,644    7,245        226   23,471

Net income                         2,781               2,781

Other Comprehen-
 sive Income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                             200      200

Comprehensive
 Income


Cash dividends
($.49 per share)                    (863)               (863)
                  ------ ------- -------- ---------- --------
BALANCE,
DECEMBER 31,1998  $4,356 $11,644 $ 9,163  $     426  $25,589
                  ====== ======= ======== ========== ========


                              Comprehensive
                                 Income
                              -------------
BALANCE,
DECEMBER 31,1995

Net Income                    $      2,390

Other Comprehen-
 sive Income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                     19
                              -------------
Comprehensive
 Income                       $      2,409
                              =============

BALANCE,
DECEMBER 31,1996

Net Income                    $      2,731

Other Comprehen-
 sive Income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                    207
                              -------------
Comprehensive
 Income                       $      2,938
                              =============

BALANCE,
DECEMBER 31,1997

Net Income                    $      2,781

Other Comprehen-
 sive Income:
  Unrealized gain
  on available
  for sale
  securities, net
  of reclassifi-
  cation adjustment                    200
                              -------------
Comprehensive
 Income                       $      2,981
                              =============

See accompanying notes to the consolidated financial statements.

                              8


            CONSOLIDATED STATEMENT OF CASH FLOWS
                    (Dollars in thousands)

                                    Year Ended December 31,
                                  1998       1997       1996
                                --------   --------   --------
OPERATING ACTIVITIES
  Net income                    $ 2,781    $ 2,731    $ 2,390
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Provision for loan
        losses                       44         20          -
      Depreciation,
        amortization
        and accretion, net          346        224        315
      Decrease (increase) in
       accrued interest
       receivable                   (37)      (142)       214
      Increase (decrease) in
        accrued interest
        payable                       7         (6)       (38)
      Deferred income tax            20         60          5
      Other, net                   (111)      (119)      (113)
                                --------   --------   --------
        Net cash provided by
          operating activities    3,050      2,768      2,773
                                --------   --------   --------

INVESTING ACTIVITIES
  Net decrease (increase)
    in interest-bearing
    deposits in other banks         511       (511)         -
  Proceeds from maturities
    and repayments of
    investment securities:
    Held to maturity             30,703     25,304     27,839
    Available for sale              476          -          -
  Purchase of investment
    securities:
      Held to maturity          (19,769)    (3,985)   (18,401)
      Available for sale        (22,669)   (19,278)      (551)
  Net increase in loans          (2,309)    (4,950)    (7,897)
  Purchase of premises and
    equipment                      (891)      (914)      (242)
  Proceeds from sales of
    other real estate owned           -          -         62
                                --------   --------   --------
        Net cash provided
          by (used for)
          investing activities  (13,948)    (4,334)       810
                                --------   --------   --------

FINANCING ACTIVITIES
  Net increase in deposits       10,887        763      2,622
  Increase (decrease) in
    securities sold under
    agreements to repurchase        133        506     (6,194)
  Increase (decrease) in U. S.
    Treasury demand notes        (1,540)       829        562
  Cash dividends paid              (863)      (666)      (544)
                                --------   --------   --------
        Net cash provided by
          (used for) financing
          activities              8,617      1,432     (3,554)
                                --------   --------   --------
        Increase (decrease)
          in cash and cash
          equivalents            (2,281)      (134)        29

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR              15,282     15,416     15,387
                                --------   --------   --------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                   $13,001    $15,282    $15,416
                                ========   ========   ========

See accompanying notes to the consolidated financial statements.

                              9

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

   Nature of Operations and Basis of Presentation
   ----------------------------------------------

   First Philson Financial Corporation ("Philson") is a Delaware corporation and is registered under the Bank Holding Company Act. Philson was organized to be the holding company of First Philson Bank, N.A. (the "Bank"). Flex Financial Consumer Discount Company ("Flex") was incorporated, under the laws of Pennsylvania, in May 1997, and began operations in September 1997. Flex is a wholly-owned subsidiary of Philson and provides consumer loans within the surrounding market area. Philson and its subsidiaries derive substantially all their income from banking and bank-related services which include interest earnings on commercial mortgage, residential real estate, consumer, and commercial loan financing, as well as interest earnings on investment securities and deposit services to its customers. The Bank is a federally chartered national association which provides banking services to communities in south-central and southwestern Pennsylvania. Philson is supervised by the Federal Reserve Board; the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency; and Flex is subject to regulation and supervision by the Pennsylvania Department of Banking.

   The consolidated financial statements include the accounts of Philson and its subsidiaries, the Bank and Flex.
   All intercompany items have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

   Loans
   -----

   Interest on loans is recognized as interest income on the accrual method. For loans on which interest is 90 days past due, accrual of income is discontinued, and any previously accrued interest is reversed against current income. Income is subsequently recognized only to the extent that cash payments are received until the loan is current and, in management's judgement, the borrower has the ability and intent to make periodic interest and principal payments at which time the loan is returned to accrual status.

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

   Impaired loans are commercial and commercial real estate loans for which it is probable that Philson will not be able to collect all amounts due according to the contractual terms of the loan agreement. Philson individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Management may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
   (Continued)
------------------------------------------------------------
   these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

   Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.


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

   Comprehensive Income
   --------------------

   Effective January 1, 1998, Philson adopted the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, Philson is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Philson has elected to report the effects of Statement No. 130 as part of the Statement of Changes in Stockholders' Equity.


   Earnings Per Share
   ------------------

   Philson currently maintains a simple capital structure;
   therefore, there are no dilutive effects on earnings per share. As such, earnings per share are calculated by dividing net income by the weighted number of shares of stock outstanding during the year.

   Cash Flow Information
   ---------------------

   Philson has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks and Federal funds sold. Cash payments for interest in 1998, 1997, and 1996 were $5,857,000,
   $5,845,000, and $6,027,000, respectively. Cash payments for income taxes in 1998, 1997, and 1996 were $1,030,000,
   $982,000, and $815,000, respectively.

   Pending Accounting Pronouncements
   ---------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.
   133, "Accounting for Derivative Instruments and Hedging Activities." The Statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item; however, at the date of initial application of this statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistant with the requirements of Statement
   No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

   In March 1998, the Accounting Standards Executive
   Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. Philson will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

   Reclassification of Comparative Amounts
   ---------------------------------------

   Certain comparative amounts for prior years have been
   reclassified to conform to current year presentations.
   Such reclassifications did not effect net income.
                             11

2. COMMON STOCK SPLIT
------------------------------------------------------------
   On August 19, 1997, the Board of Directors approved a four-for-one stock split. In conjunction therewith, on October 21, 1997, the stockholders approved an increase in the number of authorized shares from 500,000 to 10,000,000 and changed the par value from $10.00 to $2.50. All references to the number of common shares and per share amounts for 1996 have been restated to reflect the stock split.

3. INVESTMENT SECURITIES
-------------------------------------------------------------
   The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows (dollars in thousands):


                                      1998
                  --------------------------------------------
                               Gross       Gross     Estimated
                  Amortized  Unrealized  Unrealized    Market
                     Cost      Gains       Losses      Value
                  ---------  ----------  ----------  ---------
   AVAILABLE
     FOR SALE
   U. S.
     Treasury
     securities   $    998   $      12   $       -   $  1,010
   U. S.
     Government
     agency
     securities      8,557         125         (12)     8,670
   Obligations
     of states
     and
     political
     subdivisions    3,696          54          (2)     3,748
   Corporate
     notes          27,274         352         (35)    27,591
                  ---------  ----------  ----------  ---------
   Total debt
     securities     40,525         543         (49)    41,019
   Equity
     securities      1,519         176         (24)     1,671
                  ---------  ----------  ----------  ---------
   Total debt
     and
     equity
     securities   $ 42,044   $     719   $     (73)  $ 42,690
                  =========  ==========  ==========  =========




                                      1997
                  --------------------------------------------
                               Gross       Gross     Estimated
                  Amortized  Unrealized  Unrealized    Market
                     Cost      Gains       Losses      Value
                  ---------  ----------  ----------  ---------
   AVAILABLE
     FOR SALE
   U. S.
     Treasury
     securities   $    995   $       7   $       -   $  1,002
   U. S.
     Government
     agency
     securities      5,052          30          (1)     5,081
   Obligations
     of states
     and
     political
     subdivisions    1,284           6           -      1,290
   Corporate
     notes          11,580          74          (5)    11,649
                  ---------  ----------  ----------  ---------
   Total debt
     securities     18,911         117          (6)    19,022
   Equity
     securities        929         232           -      1,161
                  ---------  ----------  ----------  ---------
   Total debt
     and
     equity
     securities   $ 19,840   $     349   $      (6)  $ 20,183
                  =========  ==========  ==========  =========


-------------------------------------------------------------

                                      1998
                 --------------------------------------------
                              Gross       Gross     Estimated
                 Amortized  Unrealized  Unrealized    Market
                   Cost       Gains       Losses      Value
                 ---------  ----------  ----------  ---------
   HELD TO
     MATURITY
   U. S.
     Treasury
     securities   $  5,996   $      76   $       -    $ 6,072
   U. S.
     Government
     agency
     securities     21,212         136         (23)    21,325
   Obligations of
     states and
     political
     subdivisions    9,100         223           -      9,323
   Corporate
     notes           4,205          60           -      4,265
   Mortgage-
     backed
     securities      6,041          27         (47)     6,021
                  ---------  ----------  ----------  ---------
   Total debt
     securities   $ 46,554   $     522   $     (70)  $ 47,006
                  =========  ==========  ==========  =========





                                      1997
                 --------------------------------------------
                              Gross       Gross     Estimated
                 Amortized  Unrealized  Unrealized    Market
                   Cost       Gains       Losses      Value
                 ---------  ----------  ----------  ---------
   HELD TO
     MATURITY
   U. S.
     Treasury
     securities   $  6,988   $      15   $      (9)   $ 6,994
   U. S.
     Government
     agency
     securities     32,187         107         (96)    32,198
   Obligations of
     states and
     political
     subdivisions    9,876         251          (1)    10,126
   Corporate
     notes           7,748          25          (3)     7,770
   Mortgage-
     backed
     securities        649          30           -        679
                  ---------  ----------  ----------  ---------
   Total debt
     securities   $ 57,448   $     428   $    (109)  $ 57,767
                  =========  ==========  ==========  =========

   The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                    Available for Sale      Held to Maturity
                   --------------------   --------------------
                              Estimated              Estimated
                   Amortized    Market     Amortized   Market
                     Cost       Value        Cost      Value
                   ---------- ---------   ---------- ---------
   Due in one
     year or less  $   4,297  $  4,333    $  10,317  $ 10,392
   Due after one
     year through
     five years       33,552    33,994       24,703    24,973
   Due after five
     years through
     ten years         2,432     2,449        9,313     9,363
   Due after
     ten years           244       243        2,221     2,278
                   ---------- ---------   ---------- ---------
     Total debt
       securities  $  40,525  $ 41,019    $  46,554  $ 47,006
                   ========== =========   ========== =========

   Investment securities with an amortized cost of $26,007,000 and $24,966,000 and an estimated market value of $26,198,000 and $25,025,000 were pledged to secure public deposits and other purposes as required by law at December 31, 1998 and 1997, respectively.

4. LOANS
-------------------------------------------------------------
   Major classifications of loans are summarized as follows
   (dollars in thousands):


                            1998                 1997
                     -------------------  -------------------
                                Percent              Percent
                      Amount    of Total   Amount    of Total
                     --------  ---------  --------  ---------
   Commercial,
     financial, and
     agricultural    $ 19,213    17.86%   $ 19,244    18.28%
   Real estate -
     mortgage:
       Residential     61,376    57.07      61,616    58.52
       Commercial      11,994    11.15      11,412    10.84
   Installment loans
     to individuals    14,972    13.92      13,021    12.36
                     --------  ---------  --------  ---------
       Total loans    107,555   100.00%    105,293   100.00%
                               =========            =========
   Less allowance
     for loan losses    2,731                2,729
                     --------             --------
       Net loans     $104,824             $102,564
                     ========             ========

   Loan maturities and rate sensitivity of the loan portfolio, exclusive of real estate mortgage loans, and consumer installment loans, at December 31, 1998, are as follows
   (dollars in thousands):

                      Within     One to       After
                     One Year  Five Years  Five Years   Total
                     --------  ----------  ----------  -------
   Commercial,
     financial, and
     agricultural    $ 10,897  $    4,987  $    3,329  $19,213
                     ========  ==========  ==========  =======
   Loans at fixed
     interest rates  $  2,593  $    4,987  $    3,329  $10,909
   Loans at variable
     interest rates     8,304           -           -    8,304
                     --------  ----------  ----------  -------
                     $ 10,897  $    4,987  $    3,329  $19,213
                     ========  ==========  ==========  =======

   Included in the table above are loans at fixed interest rates of $8,316,000 that mature or reprice after one year. Generally, loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes written with maturities of 90 to 180 days, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to an annual review where the account may be approved for up to one year. Short-term notes are generally permitted two renewals, prior to being placed on a fixed payment schedule.

   Loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $573,000 at December 31, 1998. An analysis of these related party loans for 1998 follows
   (dollars in thousands):

       Balance                      Amounts      Balance
        1997       Additions       Collected       1998
     ----------   -----------     -----------   ----------
     $     736    $      470      $      633    $     573

   Philson's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Philson also selectively funds residential loans originated outside of its trade area provided such loans meet Philson's credit policy guidelines. Although
   Philson has a diversified loan portfolio at December 31, 1998 and 1997, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its market area.

5. ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------
   Changes in the allowance for loan losses for the years ended December 31, 1998, 1997, and 1996 are as follows
   (dollars in thousands):

                            1998        1997        1996
                          --------    --------    --------
   Balance, January 1     $ 2,729     $ 3,017     $ 2,882
   Add:
     Provisions charged
       to operations           44          20           -
     Recoveries               568         290         379
   Less loans charged off     610         598         244
                          --------    --------    --------
   Balance, December 31   $ 2,731     $ 2,729     $ 3,017
                          ========    ========    ========

6. PREMISES AND EQUIPMENT, NET
-------------------------------------------------------------
   Major classifications of premises and equipment are summarized as follows (dollars in thousands):

                                      1998          1997
                                   ----------    ----------
   Land and land improvements      $     552     $     153
   Premises                            3,673         3,367
   Furniture and equipment             3,418         3,535
                                   ----------    ----------
                                       7,643         7,055
   Less accumulated depreciation       4,131         4,047
                                   ----------    ----------
     Total                         $   3,512     $   3,008
                                   ==========    ==========

   Depreciation expense amounted to $387,000, $298,000, and $301,000 in 1998, 1997, and 1996, respectively.

7. DEPOSITS
--------------------------------------------------------------
   Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $7,056,000 and $5,226,000 at December 31, 1998 and 1997, respectively. Interest expense on certificates of deposit of $100,000 or more was $339,000, $292,000, and $315,000 in 1998, 1997, and 1996, respectively.

   Maturities on time deposits of $100,000 or more are as follows (dollars in thousands):

                                      1998          1997
                                   ----------    ----------
   Three months or less            $     886     $     754
   Three to six months                 2,233         1,079
   Six to twelve months                2,441         1,509
   Over one year                       1,496         1,884
                                   ----------    ----------
   Total                           $   7,056     $   5,226
                                   ==========    ==========

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
------------------------------------------------------------
   The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows (dollars in thousands):

                               1998             1997
                          --------------   --------------
                          Amount   Rate    Amount   Rate
                          ------  ------   ------  ------
   Balance at year end    $1,807   3.45%   $1,674   3.97%
   Average balance
     outstanding
     during the year       1,995   3.80     1,553   4.03
   Maximum amount
     outstanding
     at any month end      4,154            3,719


   Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance. Investments in U.S. Government agency securities with market values in excess of outstanding balances of securities sold under agreements to repurchase have been pledged at December 31, 1998 and 1997.

9. INCOME TAXES
--------------------------------------------------------------
   The provision for income taxes consists of the following
   (dollars in thousands):

                            1998        1997        1996
                          --------    --------    --------
   Currently payable      $ 1,019     $   968     $   838
   Deferred                    20          60           5
                          --------    --------    --------
     Total provision      $ 1,039     $ 1,028     $   843
                          ========    ========    ========

   The components of the net deferred tax asset at December
   31, 1998 and 1997, are as follows (dollars in thousands):

                                      1998          1997
                                   ----------    ----------
   Deferred tax assets:
     Allowance for loan losses     $     720     $     691
     Other, net                           10            11
                                   ----------    ----------
       Total deferred tax assets         730           702
                                   ----------    ----------

   Deferred tax liabilities:
     Deferred loan origination
       fees, net                          29            25
     Unrealized gain on
       securities                        220           117
     Employee benefit plans               80            54
     Premises and equipment, net          18             -
                                   ----------    ----------
       Total deferred tax
         liabilities                     347           196
                                   ----------    ----------
       Net deferred tax asset      $     383     $     506
                                   ==========    ==========

   No valuation allowance was established at December 31, 1998, in view of Philson's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by Philson's earnings potential.

   The reconciliation of the statutory rate and the effective income tax rate is as follows (dollars in thousands):


                            1998                 1997
                     -----------------    -----------------
                                 % of                 % of
                               Pre-tax              Pre-tax
                     Amount    Income     Amount    Income
                     -------   -------    -------   -------
   Provision
     at statutory
     rate            $1,299      34.0%    $1,278      34.0%
   Effect of tax-
     free income       (283)     (7.4)      (276)     (7.3)
   Other                 23       0.6         26       0.7
                     -------   -------    -------   -------
   Actual tax
     expense and
     effective rate  $1,039      27.2%    $1,028      27.4%
                     =======   =======    =======   =======


                                1996
                          -----------------
                                      % of
                                    Pre-tax
                          Amount    Income
                          -------   -------
   Provision
     at statutory
     rate                 $1,099      34.0%
   Effect of tax-
     free income            (290)     (9.0)
   Other                      34       1.1
                          -------   -------
   Actual tax
     expense and
     effective rate       $  843      26.1%
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

------------------------------------------------------------
   The following table sets forth the change in plan assets and benefit obligation at December 31(dollars in thousands):








                                      1998          1997
                                   ----------    ----------
     Plan assets at fair value,
       beginning of year           $     683     $     504

     Actual return on plan
       assets                             81            43
     Employer contribution               150           154
     Benefits paid                        (3)          (18)
                                   ----------    ----------
     Plan assets at fair value,
       end of year                       911           683
                                   ----------    ----------

     Benefit obligation,
       beginning of year                 599           514
     Service cost                         81            74
     Interest cost                        48            38
     Actuarial adjustments               176            (9)
     Benefits paid                        (3)          (18)
                                   ----------    ----------
     Benefit obligation,
       end of year                       901           599
                                   ----------    ----------
     Funded status                        10            84
     Prior service cost                    -             -
     Unrecognized transition asset       (39)          (43)
     Unrecognized net loss from
       past experience different
       from that assumed                 229            82
                                   ----------    ----------
      Prepaid pension cost         $     200     $     123
                                   ==========    ==========


   The plan assets are invested in U. S. Government agency securities, obligations of states and political subdivisions, corporate notes, and equity securities under the control of the plan's trustees as of December 31, 1998.

   Assumptions used in determining net periodic pension cost are as follows:

                            1998        1997        1996
                          --------    --------    --------
  Discount rate              6.50%       7.50%       7.00%
  Expected return on
    plan assets              8.25%       8.25%       8.25%
  Rate of compensation
    increase                 4.00%       4.00%       4.00%


   The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

   Net periodic pension cost includes the following components
   (dollars in thousands):

                            1998        1997        1996
                          --------    --------    --------
  Service cost of the
    current period        $    81     $    74     $    67
  Interest cost on
    projected benefit
    obligation                 48          38          29
  Actual return on
    plan assets               (81)        (43)        (23)
  Net amortization
    and deferral               25           -         (18)
                          --------    --------    --------
      Net periodic
        pension cost      $    73     $    69     $    55
                          ========    ========    ========

   Savings and Investment Plan
   ---------------------------

   Philson currently sponsors a Section 401(k) employee savings and investment plan for substantially all employees and officers. Philson's contribution to the plan is based on 50 percent matching of voluntary contributions of up to 8 percent of individual compensation. Employee contributions are vested at all times, and Philson's contributions are fully vested after seven years. The 1998, 1997, and 1996 expense related to this plan was $83,000, $74,000, and $68,000, respectively.

   Employee Stock Ownership Plan
   -----------------------------

   Philson sponsors an Employee Stock Ownership Plan which enables qualifying employees to acquire shares of Philson's common stock. At December 31, 1998, 159,743 shares, or 9.17 percent, of Philson's stock were held by the plan. Contributions to the plan are made at the discretion of the Board of Directors. Philson made no contribution for the years ended December 31, 1998, 1997, and 1996.

11. OTHER EXPENSES
-------------------------------------------------------------
   Other expenses for the years ended December 31, 1998, 1997, and 1996 consist of the following (dollars in thousands):

                            1998        1997        1996
                          --------    --------    --------
   Professional fees      $   114     $   167     $   184
   Pennsylvania bank
     shares tax               181         170         163
   Postage                    134         145         166
   Other                    1,555       1,443       1,295
                          --------    --------    --------
     Total                $ 1,984     $ 1,925     $ 1,808
                          ========    ========    ========


12. COMMITMENTS AND CONTINGENT LIABILITIES
-------------------------------------------------------------

   Commitments
   -----------

   In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following (dollars in thousands):

                                     1998          1997
                                  ----------    ----------
   Commitments to extend credit   $  15,326     $  15,352
   Standby letters of credit          1,196         1,005
                                  ----------    ----------
     Total                        $  16,522     $  16,357
                                  ==========    ==========

   The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one year period with an annual renewal option subject to prior approval by management.

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

   The exposure to loss under these commitments is limited by subjecting each commitment to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.
   Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

13. REGULATORY MATTERS
-------------------------------------------------------------
   The approval of the Comptroller of the Currency is required before any dividends are declared if the total of all dividends declared by a national bank in any calendar year would exceed net profits, as defined for that year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank to Philson in 1999, without the approval of the Comptroller, is $2,743,000 plus 1999 profits retained up to the date of the dividend declaration.

   Federal law prevents Philson from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Bank's capital.

   Included in cash and due from banks are required federal reserves of $1,271,000 and $1,189,000 at December 31, 1998 and 1997, respectively, for facilitating the implementation of monetary policy by the Federal Reserve
   System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal
   Reserve Bank.

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

-------------------------------------------------------------
   Quantitative measures established by the regulatory capital standards to ensure capital adequacy require Philson and the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that Philson and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the Federal Reserve Board and the Office of the Comptroller of the Currency have categorized Philson and the Bank as well capitalized under the regulatory framework for
   prompt corrective action.   To be categorized as well
   capitalized they must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios of at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed Philson's and the Bank's category.

   The following table reflects Philson's capital ratios and minimum requirements at December 31 (dollars in thousands). The Bank's capital ratios are substantially the same as Philson.


                               1998               1997
                         ----------------   ----------------
                          Amount   Ratio     Amount   Ratio
                         -------- -------   -------- -------
   Total Capital (to
     Risk-weighted
     Assets)
   -------------------
   Actual                $26,880   19.72%   $24,770   20.51%
   For Capital
     Adequacy Purposes    10,906    8.00      9,662    8.00
   To Be Well
     Capitalized          13,632   10.00     12,077   10.00

   Tier I Capital (to
     Risk-weighted
     Assets)
   -------------------
   Actual                $25,163   18.46%   $23,245   19.25%
   For Capital
     Adequacy Purposes     5,453    4.00      4,831    4.00
   To Be Well
     Capitalized           8,179    6.00      7,246    6.00

   Tier I Capital (to
     Average Assets)
   -------------------
   Actual                $25,163   11.68%   $23,245   11.40%
   For Capital
     Adequacy Purposes     8,617    4.00      8,153    4.00
   To Be Well
     Capitalized          10,771    5.00     10,192    5.00


15. FAIR VALUE DISCLOSURE
--------------------------------------------------------------
   The estimated fair values of Philson's financial instruments are as follows (dollars in thousands):

                            1998                   1997
                     -------------------   -------------------
                               Estimated             Estimated
                     Carrying    Fair      Carrying    Fair
                      Amount     Value      Amount     Value
                     --------- ----------  --------- ---------
   FINANCIAL ASSETS
   Cash and due
     from banks,
     interest-
     bearing
     deposits in
     other banks,
     and federal
     funds sold      $ 13,001   $ 13,001   $ 15,793  $ 15,793
   Investment
     securities        89,244     89,585     77,631    77,950
   Net loans          104,824    105,983    102,564   102,367
   Accrued interest
     receivable         1,886      1,886      1,849     1,849
                     --------- ----------  --------- ---------
     Total financial
       assets        $208,955  $ 210,455   $197,837  $197,959
                     ========= ==========  ========= =========

   FINANCIAL
     LIABILITIES
   Deposits          $185,130   $186,344   $174,243  $173,812
   Securities
     sold under
     agreements to
     repurchase         1,807      1,807      1,674     1,674
   U. S. Treasury
     demand notes         134        134      1,674     1,674
   Accrued interest
     payable              553        553        546       546
                     --------- ----------  --------- ---------
     Total financial
       liabilities   $187,624   $188,838   $178,137  $177,706
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

16.CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
   FINANCIAL CORPORATION (PARENT COMPANY ONLY)
-----------------------------------------------------------

                    CONDENSED BALANCE SHEET
                    (Dollars in thousands)
                                         December 31,
                                      1998          1997
                                   ----------    ----------
   ASSETS
     Interest-bearing deposits
       in subsidiary               $     117     $     129
     Investment securities
       available for sale              1,470           960
     Investment in bank
       subsidiary                     23,583        21,994
     Investment in non-bank
       subsidiary                        494           467
                                   ----------    ----------
       TOTAL ASSETS                $  25,664     $  23,550
                                   ==========    ==========

   LIABILITIES
     Other liabilities             $      75     $      79

   STOCKHOLDERS' EQUITY               25,589        23,471
                                   ----------    ----------
       TOTAL LIABILITIES
         AND STOCKHOLDERS'
         EQUITY                    $  25,664     $  23,550
                                   ==========    ==========

                             20

16.CONDENSED FINANCIAL INFORMATION OF FIRST PHILSON
   FINANCIAL CORPORATION (PARENT COMPANY ONLY) (Continued)
------------------------------------------------------------

                  CONDENSED STATEMENT OF INCOME
                     (Dollars in thousands)

                                 Year Ended December 31,
                                1998      1997      1996
                              --------  --------  --------
   INCOME
     Dividends from
       bank subsidiary        $ 1,500   $ 1,385   $   755
     Dividend and
       interest income             53        42        31
     Other income                   6        12         -
                              --------  --------  --------
       Total income             1,559     1,439       786
                              --------  --------  --------
   EXPENSE
     Other expense                142        82        42
                              --------  --------  --------
       Total expense              142        82        42
                              --------  --------  --------

   Income before equity in
     undistributed earnings
     of subsidiaries            1,417     1,357       744
   Equity in undistributed
     earnings of subsidiaries   1,364     1,374     1,646
                              --------  --------  --------
   NET INCOME                 $ 2,781   $ 2,731   $ 2,390
                              ========  ========  ========

                CONDENSED STATEMENT OF CASH FLOWS
                     (Dollars in thousands)
                                  Year Ended December 31,
                                 1998      1997      1996
                               --------  --------  --------
   OPERATING ACTIVITIES
     Net income                $ 2,781   $ 2,731   $ 2,390
     Adjustments to reconcile
       net income to net
       cash provided by
       operating activities:
         Equity in
           undistributed
           earnings of
           subsidiaries         (1,364)   (1,374)   (1,646)
         Other, net                 24         -        (4)
                               --------  --------  --------
           Net cash provided
             by operating
             activities          1,441     1,357       740
                               --------  --------  --------

   INVESTING ACTIVITIES
     Purchase of investment
       securities available
       for sale                   (681)     (378)     (350)
     Proceeds from maturity
       of investment
       securities available
       for sale                     91         -         -
     Maturity of investment
       securities held to
       maturity                      -         -        99
     Purchase of time
       deposits in subsidiary        -         -      (100)
     Maturity of time deposits       -       310         -
     Investment in Flex              -      (500)        -
                               --------  --------  --------
           Net cash used for
             investing
             activities           (590)     (568)     (351)
                               --------  --------  --------

   FINANCING ACTIVITIES
     Cash dividends paid          (863)     (666)     (544)
                               --------  --------  --------
           Net cash used
             for financing
             activities           (863)     (666)     (544)
                               --------  --------  --------
           Increase (decrease)
             in cash and cash
             equivalents           (12)      123      (155)

   CASH AND CASH EQUIVALENTS
     AT BEGINNING OF YEAR          129         6       161
                               --------  --------  --------

   CASH AND CASH EQUIVALENTS
     AT END OF YEAR            $   117   $   129   $     6
                               ========  ========  ========

17. AGREEMENT AND PLAN OF MERGER
--------------------------------------------------------------
   On February 23, 1999, the Board of Directors executed a definitive Agreement and Plan of Merger (Agreement), which provides for the affiliation of Philson with BT Financial Corporation (BT Financial) headquartered in Johnstown, Pennsylvania. The Agreement provides that the affiliation will be effected by means of a merger of Philson and BT Financial. In the merger, each stockholder of Philson will receive 1.667 shares of BT Financial common stock in exchange for each share of Philson's stock, subject to certain terms, conditions, and limitations set forth in the Agreement. Completion of the merger is subject to appoval by various regulatory agencies and the stockholders of Philson and BT Financial.